The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus do not constitute an offer to sell these securities, and we are not soliciting offers to buy these securities in any jurisdiction where the offer or sale is not permitted.
 Filed Pursuant to Rule 424(b)(5)
 Registration Statement No. 333-273195
SUBJECT TO COMPLETION
PRELIMINARY PROSPECTUS SUPPLEMENT DATED OCTOBER 21, 2025
PROSPECTUS SUPPLEMENT
(To Prospectus dated July 10, 2023)
$125,000,000
IVANHOE ELECTRIC INC.
Common Stock
$     Per Share
We are offering $125,000,000 of shares of our common stock pursuant to this prospectus supplement and accompanying prospectus.
Our common stock is traded on the NYSE American LLC (“NYSE American”) and the Toronto Stock Exchange (the “TSX”) under the symbol “IE.” On October 20, 2025, the last reported sale price per share of our common stock on the NYSE American was $16.75 and on the TSX was C$23.60.
Investing in our common stock involves a high degree of risk. You should carefully consider the risks and uncertainties described under the heading “Risk Factors” on page S-9 of this prospectus supplement and in the accompanying prospectus, as well as those contained in the documents that are incorporated by reference herein and therein. You should carefully read this entire prospectus supplement and the accompanying prospectus, including any information incorporated by reference, before deciding whether to purchase the shares of our common stock.
	Per Share	Total
Public offering price	$	$
Underwriting discounts and commissions(1)	$	$
Proceeds, before expenses, to us	$	$

(1)
See “Underwriting” beginning on page S-23 of this prospectus supplement for additional information regarding underwriting compensation.

We have granted the underwriters an option to purchase up to an additional $18,750,000 of shares of common stock from us, at the public offering price, less the underwriting discounts and commissions, for 30 days after the date of this prospectus supplement.
Delivery of the shares of common stock will be made on or about           , 2025 through the book- entry facilities of The Depositary Trust Company.
Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.
BMO Capital Markets J.P. Morgan National Bank of Canada Capital Markets
Prospectus Supplement dated           , 2025.

PROSPECTUS SUPPLEMENT
PROSPECTUS
S-i

We are responsible for the information contained and incorporated by reference in this prospectus supplement, the accompanying prospectus. We and the underwriters have not authorized anyone to give you any other information, and we and the underwriters take no responsibility for any other information that others may give you. We and the underwriters are not making offers to sell the securities in any jurisdiction in which an offer or solicitation is not authorized or permitted or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make an offer or solicitation.
The information contained and incorporated by reference in this prospectus supplement, the accompanying prospectus speaks only as of the date of this document, unless the information specifically indicates that another date applies. Neither the delivery of this prospectus supplement, the accompanying prospectus, nor any sale of securities made under these documents, will, under any circumstances, create any implication that there has been no change in our affairs since the date of this prospectus supplement, the accompanying prospectus, nor that the information contained or incorporated by reference is correct as of any time subsequent to the date of such information. You should assume that the information contained and incorporated by reference in this prospectus supplement, the accompanying prospectus is accurate only as of the date of the documents containing the information, unless the information specifically indicates that another date applies. Our business, financial condition, results of operations and prospects may have changed since those dates.
S-ii

ABOUT THIS PROSPECTUS SUPPLEMENT
This prospectus supplement and the accompanying prospectus form part of an automatic shelf registration statement on Form S-3 that we filed with the U.S. Securities and Exchange Commission (the “SEC”) on July 10, 2023, as a “well-known seasoned issuer” as defined in Rule 405 under the Securities Act of 1933, as amended (the “Securities Act”), using an automatic “shelf” registration process. This document contains two parts. The first part consists of this prospectus supplement, which provides you with specific information about this offering and also adds to and updates information contained in the accompanying prospectus. The second part consists of the accompanying prospectus, which provides more general information, some of which may not apply to this offering. Generally, when we refer only to the “prospectus,” we are referring to both parts combined, including the documents incorporated by reference herein and therein. This prospectus supplement may add, update, or change information contained in the accompanying prospectus. To the extent that any statement we make in this prospectus supplement is inconsistent with statements made in the accompanying prospectus, or any documents incorporated by reference, the statements made in this prospectus supplement will be deemed to modify or supersede those made in the accompanying prospectus, including the documents incorporated by reference therein. Information in any document we subsequently file that is incorporated by reference shall modify or supersede the information in this prospectus supplement, the accompanying prospectus and documents incorporated by reference prior to such subsequent filing.
Unless otherwise mentioned or unless the context requires otherwise, throughout this prospectus supplement, the words “Ivanhoe,” “we,” “us,” “our” or the “Company” refer to Ivanhoe Electric Inc. and its consolidated subsidiaries, and all references to “$,” “U.S. Dollars” and “dollars” are to United States dollars, and references to “C$” are to Canadian dollars.
MARKET AND INDUSTRY DATA AND FORECASTS
This prospectus and the documents incorporated by reference herein may include market and industry data and forecasts that we have developed or extracted from independent research reports, publicly available information, various industry publications, other published industry sources or our internal data and estimates. Independent research reports, industry publications and other published industry sources generally indicate that the information contained therein was obtained from sources believed to be reliable, but do not guarantee the accuracy and completeness of such information. Although we believe that the publications and reports are reliable, we have not independently verified the data. Our internal data, estimates and forecasts are based on information obtained from trade and business organizations and other contacts in the markets in which we operate and our management’s understanding of industry conditions. Although we believe that such information is reliable, we have not had such information verified by any independent sources.
NOTICE REGARDING MINERAL DISCLOSURE
The technical report summary for our material project, the Santa Cruz project in Arizona, USA (the “Santa Cruz Copper Project”), has been prepared in accordance with subpart 1300 of Regulation S-K — Disclosure by Registrants Engaged in Mining Operations, which governs disclosure for mining registrants (“S-K 1300”).
Inferred mineral resources are subject to uncertainty as to their existence and as to their economic and legal feasibility. The level of geological uncertainty associated with an inferred mineral resource is too high to apply relevant technical and economic factors likely to influence the prospects of economic extraction in a manner useful for evaluation of economic viability.
TRADEMARKS
This prospectus contains references to our trademarks and service marks and to those belonging to other entities. Solely for convenience, trademarks and trade names referred to in this prospectus, including logos, artwork, and other visual displays, may appear without the ® or ™ symbols, but in the case of our trademarks and trade names or those of our licensors, if any, such references are not intended to indicate in any way that we will not assert, to the fullest extent under applicable law, our rights or the rights of the applicable licensor to these trademarks and trade names. We do not intend our use or display of other entities’ trade names, trademarks, or service marks to imply a relationship with, or endorsement or sponsorship of us by, any other entity.

PROSPECTUS SUPPLEMENT SUMMARY
The following summary of our business highlights certain of the information contained elsewhere in, or incorporated by reference into, this prospectus supplement and the accompanying prospectus. This summary does not contain all of the information that may be important to you. You should carefully read this entire prospectus supplement and the accompanying prospectus, including any information incorporated by reference, which are described under the headings “Where You Can Find More Information” and “Incorporation of Certain Information by Reference” herein and therein. In particular, you should carefully consider the risks and uncertainties described under the heading “Risk Factors” in this prospectus supplement and in the accompanying prospectus, as well as those contained in the other documents incorporated by reference.
Our Company
We are a United States domiciled minerals exploration and development company with a focus on developing mines from mineral deposits principally located in the United States. We seek to support American supply chain independence by finding and delivering copper and other critical metals vital to advanced manufacturing, infrastructure development, technology, and national security. We use our powerful Typhoon™ geophysical surveying system, together with advanced data analytics provided by our 94.3% owned subsidiary, Computational Geosciences Inc., to accelerate and de-risk the mineral exploration process as we seek to discover new deposits of critical metals that may otherwise be undetectable by traditional exploration technologies. We believe the United States is significantly underexplored and has the potential to yield major new discoveries of critical metals. Our mineral exploration efforts focus on copper as well as other metals including nickel, cobalt, platinum group elements, gold and silver.
We are committed to the sustainable development of our projects by embedding Environmental, Social and Governance (“ESG”) criteria in our decision-making framework from the earliest stages of project exploration and development. We continue to build upon our team’s strong ESG track record for leveraging best practices to establish Ivanhoe as a leader in the mining sector. Key considerations that will influence our decision making include, but are not limited to, using clean and renewable energy in our future mining operations, following best practices to meet health, safety and environmental standards, optimizing our water resources, protecting local cultural heritage and biodiversity, minimizing our environmental footprint, as well as ensuring workforce diversity and hiring from local communities.
As of the date of this prospectus supplement, we consider our sole material mineral project to be the Santa Cruz Copper Project in Arizona. The Santa Cruz Copper Project is a development project situated in a prolific mining region that hosts some of the largest copper mines in the United States. The Santa Cruz Copper Project encompasses approximately 26.0 square kilometers (~6,425 acres) on private land and includes associated water rights. The Santa Cruz Copper Project location provides excellent infrastructure, including access to rail, interstate highways, and electric transmission lines. On June 23, 2025, we announced the completion of the Preliminary Feasibility Study (the “PFS”) for the Santa Cruz Copper Project. The PFS confirmed the economic viability of an underground copper mining operation combined with a heap leach processing facility utilizing modern technologies and designed to produce copper cathode. The findings of the PFS include that the Santa Cruz Copper Project is projected to produce 1.4 million tonnes of copper cathode over a 23-year mine life. With a base case copper price of $4.25/lb, the Santa Cruz Copper Project has an estimated after-tax net present value of $1.4 billion at an 8% discount rate and an estimated internal rate of return of 20%. The initial project capital is estimated at $1.24 billion.
At the Santa Cruz Copper Project, following completion of the PFS, we are advancing detailed engineering, operational readiness, and permitting for a copper mining operation incorporating leading technologies to improve efficiencies and costs.
Our other mineral projects in the United States include the Tintic Project located in Utah (the “Tintic Project”), the Hog Heaven Copper-Silver-Gold Project located in Montana (the “Hog Heaven Project”), and the Gleeson Project located in Arizona (the “Gleeson Project”). The Tintic Project is an exploration project located 95 kilometres (“km”) south of Salt Lake City in a historically significant silver producing district that also produced significant amounts of copper and gold. We own a majority of the surface land and mineral rights constituting the Tintic Project and we have option agreements in place to own the remaining surface land and mineral rights at the Tintic Project. The Hog Heaven Project is located on private land approximately

80 km south-southwest of the town of Kalispell, Montana. It is in the historical Hog Heaven District, which consists of several high-sulfidation epithermal mineral deposits and prospects, as well as several historical mines, including the Flathead Mine. The Gleeson Project is an exploration project located 75 km south-east of Tucson, Arizona in a historic mining district of the same name. We have staked mining claims on federal mineral rights, acquired several Arizona State Mineral Exploration Permits, and signed several option agreements with private landowners.
We also hold a portfolio of other exploration projects in the western United States, including projects in Arizona, Nevada, New Mexico and Montana.
In 2023, we established an exploration joint venture (the “Joint Venture”) with the Saudi Arabian Mining Company (Maaden), which we refer to herein as “Maaden.” The Joint Venture is owned 50/50 by Ivanhoe and Maaden and has an initial term of five years, which may be extended up to 10 years upon mutual agreement of the parties. The Joint Venture operates through a limited liability company established under Saudi Arabian law named Maaden Ivanhoe Electric Exploration and Development Limited Company (“Saudi JVCo”). Maaden has made available approximately 48,500 km2 of land under an exploration license (or license application) within Saudi Arabia for exploration by the Joint Venture. In addition, as announced by the Company in September 2025, Maaden made available to Saudi JVCo a further 1,345 square kilometers of additional land under exploration license. We contributed $66.4 million of the proceeds from the sale of our common shares to Maaden to initially fund Saudi JVCo and the Joint Venture, and we provided Saudi JVCo with a royalty-free license to use Typhoon™ within Saudi Arabia for mineral exploration. The license will remain exclusive to the Joint Venture in Saudi Arabia and effective during the term of the Joint Venture. Saudi JVCo has purchased three new generation Typhoon™ units from the Company’s former parent, I-Pulse, all of which have now been delivered to the Joint Venture and are active in Saudi Arabia. The Joint Venture has also entered into a services agreement with Computational Geosciences Inc. (“CGI”), our 94% owned subsidiary, pursuant to which CGI is responsible for the supply of the services for the analysis of data and processing of the full spectrum of geophysical datasets produced by the Typhoon™ geophysical survey systems. The Joint Venture commenced exploration activities in November 2023 and announced its first mineral discovery in January 2025. The Joint Venture is currently conducting drilling activities at the Wadi Bidah and Musayna’ah areas.
In 2024, we established an exploration alliance (“Exploration Alliance”) with a subsidiary of BHP Mineral Resources Inc. (“BHP”) to search for critical minerals in the United States. The Exploration Alliance Agreement sets out the framework for us (acting through a wholly owned subsidiary) and BHP to explore mutually agreed “Areas of Interest” (“AOIs”) in the United States to identify projects within those AOIs that may become 50/50 owned joint ventures. The initial AOIs are in Arizona, New Mexico, and Utah. The Exploration Alliance is for a term of three years, which may be extended. BHP (through a wholly owned subsidiary) will provide the initial funding of $15 million and any subsequent funding would be on a 50/50 basis. We have provided the Exploration Alliance with access to one of our new generation Typhoon™ units, as well as the machine learning algorithmic software and data inversion services of CGI. In April 2025, the Exploration Alliance completed its first survey using Typhoon™ geophysical survey systems at an area of interest in Arizona. The first drilling commenced in this area of interest in October 2025.
Our other mineral projects outside of the United States are the Alacrán Project in Colombia (the “Alacrán Copper Project”) (owned through our approximate 61% interest in publicly traded company Cordoba Minerals Corp. (“Cordoba”)), the Ivory Coast Project (owned through our interest in publicly traded company Sama Resources Inc. and our 60% interest in a joint venture entity) in Ivory Coast, and the Pinaya Project in Peru. On May 8, 2025, Cordoba announced that it had entered into an agreement for the sale of the remaining 50% of the Alacrán Copper Project to a consortium of investors including JCHX Mining Management Co., Ltd. (“JCHX”), a 19.8% shareholder of Cordoba, for $88 million in cash on closing, $12 million in a deferred payment, and up to $28 million in a contingent payment. Cordoba shareholders approved the transaction at a meeting of shareholders held on September 15, 2025. The transaction is anticipated to close prior to the end of 2025, pending satisfaction of remaining closing conditions.
In addition to our portfolio of mineral projects, we own, through a wholly-owned subsidiary, patents to a proprietary exploration technology known as Typhoon™. We also own a 94% controlling interest in a data inversion business, CGI. CGI was founded in 2010 to commercialize innovative technology developed at the University of British Columbia, Canada to improve and enhance mineral exploration.

The Typhoon™ technology allows us to cost effectively and efficiently generate geophysical models of large-scale mineral deposits to depths of up to one and a half kilometers or more. CGI software technology consists of sophisticated codes to process geophysical data and build three-dimensional (“3D”) subsurface models that could indicate the presence of various sulfide metals and minerals. Typhoon™ is capable of energizing large volumes of rock to complete larger surveys through a combination of high voltage up to 10 kV, high power up to 100 kW and high current up to 200 amps. Typhoon™ can and has been used successfully to accelerate and de-risk the exploration process, enabling a higher frequency of mineral discovery and lowering total exploration costs. Typhoon™ has proven to be an important exploration tool during its deployment at the Santa Cruz Copper Project, the Tintic Project and in Saudi Arabia.
We also have interests in grid scale energy storage technology utilizing vanadium redox flow batteries. We own a 90% interest in VRB Energy Inc. (“VRB Energy”), which itself owns 100% of VRB Energy USA Inc. (“VRB USA”), an Arizona-based developer of advanced grid-scale energy storage systems utilizing vanadium redox flow batteries for integration with renewable power sources. VRB Energy also has a 49% interest in VRB Energy System (Beijing) Co., Ltd, a joint venture in China (“VRB China Joint Venture”) with a subsidiary of privately held Shanxi Red Sun Co., Ltd. (“Red Sun”), which owns 51% of the VRB China Joint Venture. The VRB China Joint Venture manufactures, develops and sells vanadium redox flow batteries for Asian, African and Middle Eastern markets.
Our shares of common stock are listed on the NYSE American and the TSX under the ticker symbol “IE.”
Our principal executive offices are located at 450 E Rio Salado Parkway, Suite 130 Tempe, Arizona, United States and our telephone number is (480) 656-5821. Our website address is www.ivanhoeelectric.com. Information on, or accessible through, our website is not part of the prospectus of which this prospectus supplement forms a part, nor is such content incorporated by reference herein, and should not be relied upon in determining whether to make an investment in our securities.
For more information about our business, please see our most recent Annual Report on Form 10-K, as amended, and as supplemented and updated by subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K that we have filed or will file with the SEC, and in other documents which are incorporated by reference into this prospectus supplement and the accompanying prospectus.
Recent Developments
Santa Cruz Copper Project Update
On June 23, 2025, the Company provided a new Preliminary Feasibility Study & Technical Report Summary for its Santa Cruz Copper Project, dated June 23, 2025 (the “PFS”), prepared in accordance with the Securities and Exchange Commission S-K regulations (Items 601 and 1300 through 1305) for the Company by the following third-party qualified persons: Fluor Canada Ltd., BBA USA Inc., Burns & McDonnell Engineering Company, Inc., Geosyntec Consultants, Inc., Haley & Aldrich, Inc., INTERA Incorporated, KCB Consultants Ltd., Life Cycle Geo, LLC, Met Engineering, LLC, Paterson & Cooke USA, Ltd., Stantec Consulting Services Inc., and Tetra Tech, Inc. None of the qualified persons is affiliated with the Company or any other entity that has an ownership, royalty, or other interest in the Santa Cruz Copper Project property.
Mineral resources and mineral reserves were reported using the definitions in S-K 1300. All capital and operating cost estimates meet the requirements of S-K 1300, with an expected accuracy of -20% to +25%. A contingency of <15% has been applied to capital cost estimates.
The PFS can be found on the SEC’s website and replaces and supersedes the prior S-K 1300 technical report summary for the Santa Cruz Copper Project, which was an Initial Assessment. The Company is conducting trade off studies and detailed engineering as it works toward the beginning of initial construction activities in the first quarter of 2026.
Other U.S. Exploration Projects
There have been ongoing work programs at several of our U.S. exploration projects. At the Tintic Project, mapping and sampling campaigns have been underway in 2025 to refine precious metal rich replacement exploration concepts. At the Hog Heaven Project, detailed core scanning and analytical work, as well as additional ground magnetotelluric surveying during 2025, has allowed for scoping of the next round of exploration concepts for future drilling. At the Gleeson Project, data compilation and land consolidation has been undertaken.
EXIM Bank Letter of Interest
On April 15, 2025, the Company received a Letter of Interest from the Export-Import Bank of the United States (“EXIM Bank”) outlining the potential to provide up to $825 million in debt financing with a 15-year repayment tenor for the development of the Santa Cruz Copper Project in Arizona through EXIM Bank’s Make More in America initiative.
EXIM Bank is the official export credit agency of the United States. It is a government agency that offers financial support to companies through means such as direct loans and loan guarantees, working capital guarantees, and export credit insurance. EXIM Bank’s Make More in America initiative and its China and Transformational Exports Program are designed to boost the United States’ competitiveness, strengthen supply chains, and reduce strategic vulnerabilities.
Following the receipt of the Letter of Interest from EXIM Bank, the Company is currently advancing through the formal application process. EXIM Bank will need to conduct all requisite due diligence necessary to determine if a final lending commitment would be made. Any final lending commitment will be dependent on meeting EXIM Bank’s underwriting criteria, authorization process, and finalization and satisfaction of terms and conditions. All final lending commitments must be in compliance with EXIM Bank policies as well as program, legal and eligibility requirements. Ivanhoe Electric is assessing EXIM Bank’s interest together with other financing alternatives available to it for the development of the Santa Cruz Copper Project.
Saudi Arabia Exploration Activities
On September 2, 2025, the Company announced that Maaden had made available an additional 1,345 square kilometers of exploration licenses to the Joint Venture, including the Musayna’ah, La Huf, Mahd, and Baara Exploration Licenses.
The Musayna’ah Licenses, totaling 946 square kilometers, encompass an area exhibiting the characteristics and widespread mineralization and alteration assemblages typical of iron oxide copper gold (IOCG) deposits. Exploration work by Maaden has defined several large areas of highly anomalous copper in soil geochemistry, where earlier exploration drilling intersected widespread low-grade copper mineralization, and localized higher-grade domains associated with structures. Only a small portion of the approximately seven-kilometer-long main anomalous footprint has been explored.
The La Huf, Mahd, and Baara Exploration Licenses (the “Mahd Area Licenses”) comprise 399 square kilometers adjacent to Maaden’s Mahd Ad Dhahab gold mine, known as the “Cradle of Gold,” and which has been in production for over 3,000 years. Historical exploration by Maaden included shallow drilling primarily aimed at defining near-surface gold deposits, which intersected gold mineralization with associated copper and zinc. The licenses are prospective for additional precious and base metal mineralization beneath the limits of shallow historical drilling.
To October 20, 2025, the Joint Venture has completed approximately 732 square kilometers of geophysical surveys using the Company’s advanced Typhoon™ system and drilled 16 holes totaling approximately 10,461 meters across the Al Amar Belt. Drilling at Al Amar hit narrow intervals of low- to high-grade base and precious metals mineralization associated with Typhoon™-identified anomalies at depths of up to one kilometer.
For the balance of 2025, the Joint Venture plans to continue Typhoon™ surveying at the Wadi Bidah and Musayna’ah Licenses, with the Mahd Area Licenses already having received the first 31 square kilometers of Typhoon™ surveying at the La Huf license. This surveying is in addition to ongoing geological work, geochemical sampling, ground gravity and ground magnetic surveying. Drilling is currently underway at the Wadi Bidah area.

VRB Energy
On October 31, 2024, VRB Energy closed the transaction relating to the VRB China Joint Venture, which created VRB China as a joint venture between VRB Energy and Red Sun. As of the date of this prospectus supplement, VRB holds a 49% interest in the VRB China Joint Venture. Using funds from the transaction, VRB Energy intends to grow and develop VRB USA as a separate Arizona-based vanadium redox battery business through a wholly-owned subsidiary of VRB Energy.
Cordoba Minerals
As previously disclosed on the Company’s current report on Form 8-K, filed with the SEC on May 8, 2025, the Company’s approximate 61%-owned subsidiary, Cordoba, signed a definitive Framework Agreement on May 8, 2025 for the sale of the Company’s remaining 50% interest in the Alacrán Copper Project to a consortium of investors including JCHX, a 19.8% shareholder of Cordoba, for $88 million in cash on closing, $12 million in a deferred payment, and up to $28 million in a contingent payment.
Terms of the transaction include:
•
initial cash payment of $88 million payable by the consortium upon closing;

•
deferred cash payment of $12 million on the earlier of:

•
commencement of commercial production at the Alacrán Copper Project; or

•
36 months from the closing date; and

•
a potential contingent cash payment based on the prevailing copper price at the time of commercial production at the Alacrán Copper Project:

•
$8 million if the copper price is between $12,000 and $13,000 per tonne; or

•
$28 million if the copper price is greater than $13,000 per tonne.

After retaining a $5 million working capital reserve, the payment of taxes, fees, and other costs associated with negotiating and closing the transaction, and after settling all outstanding liabilities and obligations, it is estimated that approximately $65 million to $70 million in cash will be available for distribution to Cordoba shareholders, of which our share would be at least $40 million.
The transaction must be completed by December 31, 2025. Remaining conditions for closing include the approval of the Environmental Impact Assessment for the Alacrán Copper Project by the environmental regulator in Colombia (the “EIA Approval”). Following the closing of the transaction, Cordoba will continue to be a publicly listed company on the TSX Venture Exchange and will undertake a search for new business development opportunities. The Company will continue to hold the majority of Cordoba’s shares. See “Risk Factors — Risks Relating to Our Operations — There is no guarantee that the proposed sale of Cordoba’s remaining interest in the Alacrán Copper Project will be successfully completed.”

THE OFFERING
Common stock offered by us pursuant to this prospectus supplement
Shares of our common stock with an aggregate public offering price of $125,000,000.

Option to purchase additional common stock
The underwriters have a 30-day option to purchase up to $18,750,000 of additional shares of common stock.
Common stock to be outstanding after this offering
      shares of common stock (or      shares      if the underwriters exercise their option to purchase additional shares in full), before giving effect to any exercise of the Maaden Top-Up Right (as defined below). See “Maaden Top-Up Right” below and “Description of Capital Stock” in the accompanying prospectus.
Use of proceeds
We estimate that the net proceeds to us from this offering will be approximately $120 million, or approximately $138 million if the underwriters exercise their option to purchase additional shares in full, after deducting the underwriting discounts and commissions and estimated offering expenses payable by us. We intend to use the net proceeds from this offering to complete the remaining payments owed from the purchase of land at our Santa Cruz Copper Project in Arizona, to fund early development activities at the Santa Cruz Copper Project, to fund exploration activities at our current projects and joint ventures, and for other working capital and general corporate purposes. See “Use of Proceeds” for additional information.
Risk factors
You should read and consider the information set forth under the heading “Risk Factors” in this prospectus supplement and in the accompanying prospectus, together with the risk factors and cautionary statements described in our 2024 Annual Report on Form 10-K and the other documents, incorporated by reference herein, before deciding to invest in shares of our common stock.
NYSE American and Toronto Stock Exchange Symbol
The trading symbol for our common stock is “IE.”

Maaden Top-Up Right
Maaden has a right to purchase additional shares of common stock to maintain an approximate 8.9% stock ownership position in the event of any issuances of common stock by us (the “Maaden Top-Up Right”). Pursuant to the Maaden Top-Up Right, Maaden has the right to elect, within 20 business days after the closing of this offering, to subscribe for up to such number of shares of common stock, at the same per share price as this offering, that will allow it to maintain beneficial ownership of up to approximately 8.9% of the outstanding shares of our common stock after giving effect to this offering and other dilutive issuances.
The number of shares that Maaden will have a right to purchase as a result of, and following the completion of, this offering will be      shares (or      shares if the underwriters exercise their option to purchase additional shares in full), plus 62,039 shares as a result of other dilutive issuances through October 20, 2025. If Maaden exercises the Maaden Top-Up Right in full, the number of shares to be outstanding after this offering and such exercise is expected to be       shares of common stock (or      shares if the underwriters exercise their option to purchase additional shares in full).
The offering is not conditioned upon Maaden’s exercise of the Maaden Top-Up Right and any shares received by Maaden in the event of any such exercise of the Maaden Top Up Right would not be shares issued in connection with this offering. No assurance can be provided as to whether Maaden will or will not exercise the Maaden Top-Up Right.
The number of shares of common stock shown above to be outstanding immediately after this offering is based on 133,201,234 shares of common stock outstanding as of October 20, 2025 and excludes the following:
•
7,381,566 shares of common stock issuable pursuant to options outstanding as of October 20, 2025, at a weighted average exercise price of $9.99 per share;

•
up to 1,436,211 shares of common stock underlying outstanding restricted stock units (“RSUs”) granted as of October 20, 2025;

•
up to 679,654 shares of common stock underlying outstanding performance share units (“PSUs”) granted as of October 20, 2025;

•
up to 162,266 shares of common stock underlying outstanding deferred share units (“DSUs”) granted as of October 20, 2025;

•
14,228,899 additional shares of common stock reserved for future issuance under our 2022 Long-Term Incentive Plan (the “2022 Plan”) as of October 20, 2025, as well as any automatic increases in the number of shares of our common stock reserved for future issuance under the 2022 Plan; and

•
up to 11,644,872 additional shares of common stock underlying outstanding warrants as of October 20, 2025, at an exercise price of $7.00 per share.

Except as otherwise noted, all information in this prospectus supplement excludes any purchases by Maaden of any shares of common stock as a result of this offering or otherwise pursuant to the Maaden Top-Up Right.
In addition, this prospectus supplement assumes no share payments made pursuant to our agreement with DRH Energy, Inc. (“DRHE”), which contemplates potential payments to DRHE of $0.015 per excess pound of copper, if we commence commercial mining operations at the Santa Cruz Copper Project and the copper reserves or production exceed two billion pounds. We have granted DRHE the right to elect to receive such payments in shares of our common stock at a 10% discount to the 5-day volume weighted average price, subject to stock exchange rules.
Except as otherwise noted, all information in this prospectus supplement assumes no exercise of the underwriters’ option to purchase additional shares of common stock.

RISK FACTORS
Investing in shares of our common stock involves a high degree of risk. The following risk factors and other information included in this prospectus supplement should be carefully considered. The risks and uncertainties described below are not the only ones we face. Additional risks and uncertainties not presently known to us or that we presently deem less significant may also impair our business operations. You should carefully consider the risks described below, as well as those contained in the accompanying prospectus, our most recent Form 10-K annual report, and the other documents incorporated by reference, before deciding whether to invest in our common stock. If any of the following risks occur, our business, financial condition, results of operations and future growth prospects could be materially and adversely affected. In any such case, the trading price of our common stock could decline, and you could lose all or part of your investment. See “Cautionary Statement Regarding Forward-Looking Statements.”
Risks Relating to this Offering
We have broad discretion as to the use of proceeds from this offering and may not use the proceeds effectively.
Our management will retain broad discretion as to the allocation of the proceeds of this offering and may spend these proceeds in ways in which you may not agree. We intend to use the net proceeds from this offering to complete the remaining payments owed from the purchase of land at our Santa Cruz Copper Project in Arizona, to fund early development activities at the Santa Cruz Copper Project, to fund exploration activities at our current projects and joint ventures, and for other working capital and general corporate purposes. See “Use of Proceeds” for additional information. Our management will have considerable discretion in the application of the net proceeds, including redirecting funds as exploration progresses, and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. The failure of our management to apply these funds effectively could result in unfavorable returns and uncertainty about our prospects, each of which could cause the price of our common stock to decline.
You will experience immediate and substantial dilution as a result of this offering and may experience additional dilution in the future.
If you purchase shares of our common stock in this offering, you will incur immediate and substantial dilution in the amount of $     per share (or $     per share if the underwriters exercise their option to purchase additional shares in full), because the public offering price of $     per share is substantially higher than the as-adjusted net tangible book value per share of our outstanding common stock as of June 30, 2025. You may also experience additional dilution after this offering on any future equity issuances, including the issuance of common stock in connection with our equity incentive plans, or pursuant to any exercise of the Maaden Top-Up Right. To the extent we raise additional capital by issuing equity securities, our stockholders will experience substantial additional dilution. See “Dilution” for additional information.
You may experience future dilution as a result of future equity offerings.
In order to raise additional capital, we expect to offer additional shares of our common stock or other securities convertible into or exchangeable for our common stock in the future. We cannot assure you that we will be able to sell shares or other securities in any other offering at a price per share that is equal to or greater than the price per share paid by investors in this offering, and investors purchasing shares or other securities in the future could have rights, preferences and privileges superior to existing stockholders, including investors who purchase shares of common stock in this offering. The price per share at which we sell additional shares of our common stock or other securities convertible into or exchangeable for our common stock in future transactions may be higher or lower than the price per share in this offering. If we sell common stock or other securities convertible into or exchangeable for our common stock in subsequent transactions, our investors’ holdings may be materially diluted.
Future sales of our common stock in the public market could cause our common stock price to fall.
Our common stock price could decline as a result of sales of a large number of shares of common stock after this offering or the perception that these sales could occur. These sales, or the possibility that these sales may occur, might also make it more difficult for us to sell equity securities in the future at a time and price that we deem appropriate.

All shares of common stock expected to be sold in this offering will be freely tradable without restriction or further registration under the Securities Act, unless held by our “affiliates” as defined in Rule 144 under the Securities Act. The resale of certain of our outstanding shares of common stock following this offering is currently prohibited or otherwise restricted as a result of securities law provisions or lock-up agreements entered into by certain of our stockholders with the underwriters in connection with this offering. However, subject to applicable securities law restrictions, these shares will be able to be sold in the public market beginning 91 days after the date of this prospectus supplement. See “Underwriting.”
If securities or industry analysts either do not publish research about us or publish inaccurate or unfavorable research about us, our business or our market, or if they change their recommendations regarding our common stock adversely, the trading price or trading volume of our common stock could decline.
The trading market for our common stock will be influenced in part by the research and reports that securities or industry analysts may publish about us, our business, our market, or our competitors. If one or more of these analysts initiate research with an unfavorable rating or downgrade our common stock, provide a more favorable recommendation about our competitors or publish inaccurate or unfavorable research about our business, our common stock price would likely decline. If any analyst who may cover us were to cease coverage of us or fail to regularly publish reports on us, we could lose visibility in the financial markets, which in turn could cause the trading price or trading volume of our common stock to decline.
Maaden holds certain top-up rights that could lead to further dilution or adversely affect our stock price.
We have granted Maaden the Maaden Top-Up Right to purchase additional shares of common stock to maintain an approximately 8.9% stock ownership position in the event of any issuances of common stock by us. Maaden may exercise this right each time we issue shares (or securities convertible into shares) for cash as part of an equity financing transaction, which includes this offering, and in certain other circumstances. In the event that Maaden does not exercise the Maaden Top-Up Right, the ownership threshold for purposes of Maaden Top-Up Right will be reduced to its ownership level after giving effect to the dilutive issuance. The Maaden Top-Up Right will expire on the earlier of (i) July 6, 2028 (being five years from the date of completion of Maaden’s initial investment in us) (the “Initial Period”), but only if within such five-year period Maaden has (a) failed on two separate occurrences to exercise in full the Maaden Top-Up Right, or (b) Maaden has sold, transferred or otherwise disposed of any of shares of our common stock (other than to an affiliate or to the Public Investment Fund of the Kingdom of Saudi Arabia (the “PIF”)); (ii) the first day following the Initial Period on which Maaden sells, transfers or otherwise disposes of any of our shares of common stock (other than to an affiliate or to the PIF); and (iii) three years after the Initial Period.
To the extent the Maaden Top-Up Right is exercised, such exercise would cause further dilution to purchasers in this offering. No assurance can be provided as to whether Maaden will or will not exercise the Maaden Top-Up Right. Any decision by Maaden not to exercise Maaden Top-Up Right could adversely affect the price of our common stock.
Risks Relating to Our Operations
There is no assurance that Red Sun will satisfy its payment obligations to the VRB China Joint Venture and to us in full or in a timely manner.
Pursuant to the Red Sun Transaction, we, through VRB Energy, are entitled to receive $20 million in cash from Red Sun payable in two equal tranches, which we plan to use for the growth and advancement of VRB USA. The first payment of $10 million was received in February 2025. Red Sun did not make the second payment of $10 million by its contractual due date of June 30, 2025. Red Sun stated that it would pay $5 million by August 31, 2025 and the remaining $5 million no later than October 31, 2025. As of the date of this prospectus supplement, Red Sun has not made these payments. The VRB China Joint Venture is also entitled to receive approximately $35 million in tranches of which $9.7 million is due but not yet paid. There can be no assurance that Red Sun will satisfy its remaining payment obligations to VRB China Joint Venture or to us in full or in a timely manner. Any delay, reduction or failure to make these payments could have an adverse effect on the business of the VRB China Joint Venture and would have an impact on our plans for VRB USA.

There is no guarantee that the proposed sale of Cordoba’s remaining interest in the Alacrán Copper Project will be successfully completed.
Cordoba, our publicly listed and approximately 61% owned subsidiary, has entered into an agreement to sell certain assets indirectly constituting Cordoba’s remaining 50% interest in the Alacrán Copper Project, related exploration properties, and certain intercompany receivables, for consideration of up to $128 million, consisting of $88 million in cash at closing, $12 million in deferred payment, and up to $28 million in contingent payments based on daily London Metal Exchange spot copper price during the first twelve months of commercial production.
The sale is conditioned upon Cordoba receiving the EIA Approval. There can be no assurance that the EIA Approval will be received and no assurance that all other remaining closing conditions will be satisfied or that the transaction will close on the anticipated timeline, or at all. Failure to complete this transaction would adversely affect Cordoba’s financial condition and our investment in Cordoba. Additionally, even if the transaction closes, there is no guarantee that the deferred payment or any contingent payments will be received.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
This prospectus supplement and the accompanying prospectus contain “forward-looking statements.” Those statements include, but are not limited to, statements with respect to: the closing of this offering and the timing thereof, the use of proceeds of this offering; the potential exercise of the Maaden Top-Up Right, estimated calculations of mineral reserves and resources and economic analysis and projections relating to our properties including changes thereto, anticipated results and timing of exploration activities, timing of studies for advancing or developing our properties, plans and objectives, including for growing and advancing our vanadium redox flow battery business in the United States, industry trends, our requirements for additional capital, treatment under applicable government regimes for permitting or attaining approvals, government regulation, environmental risks, title disputes or claims, synergies of potential future acquisitions, results of any litigation or suits to which we or our subsidiaries are a party and our or our subsidiaries’ strategies for handling such matters, and our anticipated uses of the net proceeds from this offering and other offerings. In some cases, you can identify these statements by forward-looking words such as “may,” “might,” “could,” “should,” “would,” “achieve,” “budget,” “scheduled,” “forecasts,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential” or “continue,” the negative of these terms and other comparable terminology. These forward-looking statements may include projections of our future financial performance, our anticipated growth strategies and anticipated trends in our industry. All forward-looking statements speak only as of the date on which they are made. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions concerning future events that are difficult to predict. Therefore, actual future events or results may differ materially from these statements. We believe that the factors that could cause our actual results to differ materially from those expressed or implied by forward-looking statements include the following:
•
any inability to complete this offering;

•
our broad discretion in the use of proceeds of this offering;

•
we will require substantial capital investment in the future and we may be unable to raise additional capital on favorable terms or at all;

•
our mineral projects are at the exploration or development stage and are subject to the significant risks and uncertainties associated with mineral exploration and development;

•
we have a limited operating history on which to base an evaluation of our business and prospects;

•
we depend on our material projects for our future operations;

•
our mineral resource and reserve calculations and economic projections relating to our properties are only estimates;

•
actual capital costs, operating costs, production and economic returns at any future mine may differ significantly from those we have anticipated;

•
the title to some of the mineral properties may be uncertain or defective;

•
our business is subject to changes in the prices of copper, gold, silver, nickel, cobalt, vanadium and platinum group metals;

•
we have claims and legal proceedings against one of our subsidiaries;

•
our business is subject to significant risk and hazards associated with future mining operations;

•
we may fail to identify attractive acquisition candidates or joint ventures with strategic partners or be unable to successfully integrate acquired mineral properties;

•
we may fail to successfully manage joint ventures and are reliant on our joint venture partners to comply with their obligations;

•
our business is extensively regulated by the United States and foreign governments as well as local governments;

•
we and the VRB China Joint Venture may not receive the anticipated payments from Red Sun in connection with the VRB China Joint Venture transaction in full or in a timely manner;

•
the requirements that we obtain, maintain and renew environmental, construction and mining permits are often a costly and time-consuming process;

•
our non-U.S. operations are subject to additional political, economic and other uncertainties not generally associated with domestic operations;

•
our activities may be hindered, delayed or have to cease as a result of climate change effects, including increased and excessive heating and the potential for forest fires at many of our properties;

•
our operations may be impacted by public health emergencies, pandemics, epidemics, or similar events, including impacts to the availability of our workforce, government orders that may require temporary suspension of operations, and the global economy;

•
we may be adversely affected by tariff and trade actions; and

•
our subsidiary Cordoba’s sale of its interest in the Alacrán Copper Project may not be completed.

You should carefully consider these risks, as well as the additional risks described in the documents incorporated by reference herein. We also operate in a very competitive and rapidly changing environment. New risks emerge from time to time and it is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in, or implied by, any forward-looking statements.
These factors should not be construed as exhaustive and should be read in conjunction with the risks described under the heading “Risk Factors” in this prospectus supplement and the accompanying prospectus, our most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K incorporated by reference herein. Important factors that could cause actual results to differ materially from our expectations, or cautionary statements, are disclosed under “Risk Factors” in this prospectus supplement, the accompanying prospectus and our most recent Annual Report on Form 10-K. These risks and uncertainties, as well as other risks of which we are not aware or which we currently do not believe to be material, may cause our actual future results to be materially different than those expressed in our forward-looking statements. We caution you not to place undue reliance on these forward-looking statements. We do not undertake any obligation to make any revisions to these forward-looking statements to reflect events or circumstances after the date of this prospectus supplement or to reflect the occurrence of unanticipated events, except as required by law.

USE OF PROCEEDS
We estimate that we will receive net proceeds from the issuance and sale of shares of our common stock in this offering of approximately $120 million (or approximately $138 million if the underwriters’ option to purchase up to         additional shares of common stock is exercised in full), after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.
We intend to use the net proceeds from this offering as follows:
In Millions
Santa Cruz Copper Project
Land Acquisition Payments(1)	$39
Project Development	$50
Other Mineral Projects
Exploration Projects	$25
Total Mineral Projects	$114
Working Capital and General Corporate Purposes	$6
Total Uses of Funds	$120

(1)
Repays in full the secured promissory note that we issued in May 2023 to the seller of certain Santa Cruz Copper Project land and water rights, the terms of which are described in the Form 10-K filed for our fiscal year ended December 31, 2024 (the “Santa Cruz Promissory Note”).

Our expected use of proceeds from this offering represents our current intentions based on our present plans and business condition. As of the date of this prospectus supplement, we cannot predict with certainty all of the particular uses for the proceeds to be received upon the completion of this offering or the amounts that we will actually spend on the uses set forth above.
Pending the use of the net proceeds, we may invest the proceeds in interest-bearing, investment-grade securities, certificates of deposit or government securities.

DIVIDEND POLICY
We have never declared or paid any cash dividends on our capital stock. We do not intend to pay any dividends in the foreseeable future and currently intend to retain all future earnings to finance our business. Any determination to pay dividends to holders of our common stock in the future will be at the discretion of our Board of Directors and will depend upon such factors as our earnings, capital requirements, requirements under the Delaware General Corporation Law and other factors that our Board of Directors deems relevant.

DESCRIPTION OF SECURITIES
On February 21, 2025, the Board of Directors adopted the Second Amended and Restated Bylaws of the Company (the “Second Amended and Restated Bylaws”) which became effective immediately. On June 5, 2025, at the Company’s 2025 Annual Meeting of Stockholders, stockholders of the Company approved the amendment and restatement of the Amended and Restated Certificate of Incorporation of the Company (the “Amended and Restated Certificate of Incorporation”) which became effective on June 6, 2025. The following descriptions are summaries of the material terms of our Second Amended and Restated Bylaws and Amended and Restated Certificate of Incorporation. Reference is made to the more detailed provisions of, and the descriptions are qualified in their entirety by reference to, the Second Amended and Restated Bylaws and the Amended and Restated Certificate of Incorporation, copies of which have been filed as exhibits to our amended Form 8-K filed on February 24, 2025 and our Form 8-K filed on June 9, 2025, respectively, which are incorporated by reference into this prospectus supplement.
General
Our authorized capital stock consists of 700,000,000 shares of common stock, par value $0.0001 per share, and 50,000,000 shares of preferred stock, par value $0.0001 per share.
Common Stock
Common stock outstanding.   At October 20, 2025, there were 133,201,234 shares of common stock outstanding. All outstanding shares of common stock are fully paid and non-assessable.
Voting rights.   The holders of common stock are entitled to one vote per share on all matters to be voted upon by the stockholders, except on matters relating solely to terms of preferred stock.
Dividend rights.   We do not intend to pay any dividends in the foreseeable future and currently intend to retain all future earnings to finance our business. Subject to preferences that may be applicable to any outstanding preferred stock, the holders of common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by our Board of Directors out of funds legally available therefor.
Rights upon liquidation.   In the event of liquidation, dissolution or winding up, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of preferred stock, if any, then outstanding.
Other rights.   The holders of our common stock have no preemptive or conversion or exchange rights or other subscription rights. There are no redemption, retraction, purchase for cancellation, surrender or sinking or purchase fund provisions applicable to our common stock.
Preferred Stock
Our Board of Directors has the authority to issue preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any series or the designation of such series, without further vote or action by the stockholders. The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of our Company without further action by the stockholders and may adversely affect the voting and other rights of the holders of common stock. We currently have no plans to issue any preferred stock.
Certain Amended and Restated Certificate of Incorporation and Bylaw Provisions
Requirements for Advance Notification of Stockholder Nominations and Proposals
Our Second Amended and Restated Bylaws establish advance notice procedures with respect to stockholder proposals and nomination of candidates for election as directors.
Limits on Written Consents
Any action required or permitted to be taken by the stockholders must be effected at a duly called annual or special meeting of stockholders and may not be effected by any consent in writing in lieu of a meeting of such stockholders, subject to the rights of the holders of any series of preferred stock.

Limits on Special Meetings
Special meetings of the stockholders may be called at any time only by (i) the Chair of our Board of Directors, (ii) the Chief Executive Officer, or (iii) our Board of Directors pursuant to a resolution adopted by the Board of Directors.
Choice of Forum
Our Amended and Restated Certificate of Incorporation provides that the Court of Chancery of the State of Delaware is the exclusive forum for the following types of actions or proceedings under Delaware statutory or common law: (i) any derivative action or proceeding brought on our behalf; (ii) any action asserting a breach of fiduciary duty; (iii) any action asserting a claim against us arising under the Delaware General Corporation Law (the “DGCL”); and (iv) any action asserting a claim against us that is governed by the internal affairs doctrine. The foregoing provision does not apply to claims under the Securities Act, the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or any claim for which the United States federal courts have exclusive jurisdiction. Our Amended and Restated Certificate of Incorporation further provides that the federal district courts of the United States will, to the fullest extent permitted by law, be the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act.
Our Amended and Restated Certificate of Incorporation also provides that any person or entity purchasing or otherwise acquiring or holding any interest in shares of our capital stock will be deemed to have notice of and to have consented to these choice of forum provisions. These exclusive forum provisions may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or our directors, officers or other employees, which may discourage lawsuits against us and our directors, officers, and other employees, although our stockholders will not be deemed to have waived our compliance with federal securities laws and the rules and regulations thereunder.
While Delaware courts have determined that choice of forum provisions are facially valid, it is possible that a court of law in another jurisdiction could rule that the choice of forum provisions to be contained in our Amended and Restated Certificate of Incorporation are inapplicable or unenforceable if they are challenged in a proceeding or otherwise. If a court were to find the choice of forum provision in our Amended and Restated Certificate of Incorporation to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions.
Amendments to our Governing Documents
Generally, the amendment of our Amended and Restated Certificate of Incorporation requires approval by our Board of Directors and the affirmative vote of holders of at least a majority of the voting power of all of the then-outstanding shares of capital stock entitled to vote generally in the election of our Board of Directors, voting together as a single class. Any amendment to our Second Amended and Restated Bylaws requires either the approval of either a majority of our Board of Directors or the affirmative vote of holders of at least a majority of the voting power of all of the then-outstanding shares of capital stock entitled to vote generally in the election of our Board of Directors, voting together as a single class.
Board of Directors
Our Board of Directors consists of a single class of directors and directors will serve until a successor is duly elected and qualified or until a director’s earlier death, removal or resignation (other than directors that may be elected by holders of our preferred shares, if any).
Under Section 141 of the DGCL, directors may be removed with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors. Our Amended and Restated Certificate of Incorporation and our Second Amended and Restated Bylaws provide that any vacancy on our Board of Directors, including a vacancy resulting from an enlargement of our Board of Directors, may be filled by vote of a majority of our directors then in office. Our Amended and Restated Certificate of Incorporation provides that the authorized number of directors may be changed only by resolution of our Board of Directors.

Delaware Business Combination Statute
We have elected to be subject to Section 203 of the DGCL, which regulates corporate acquisitions. Section 203 prevents an “interested stockholder,” which is defined generally as a person owning 15% or more of a corporation’s voting stock, or any affiliate or associate of that person, from engaging in a broad range of “business combinations” with the corporation for the three years after becoming an interested stockholder unless:
•
the board of directors of the corporation had previously approved either the business combination or the transaction that resulted in the stockholder’s becoming an interested stockholder;

•
upon completion of the transaction that resulted in the stockholder’s becoming an interested stockholder, that person owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, other than statutorily excluded shares; or

•
following the transaction in which that person became an interested stockholder, the business combination is approved by the board of directors of the corporation and holders of at least two-thirds of the outstanding voting stock not owned by the interested stockholder.

Under Section 203, the restrictions described above also do not apply to specific business combinations proposed by an interested stockholder following the announcement or notification of designated extraordinary transactions involving the corporation and a person who had not been an interested stockholder during the previous three years or who became an interested stockholder with the approval of a majority of the corporation’s directors, if such extraordinary transaction is approved or not opposed by a majority of the directors who were directors prior to any person becoming an interested stockholder during the previous three years or were recommended for election or elected to succeed such directors by a majority of such directors.
Section 203 may make it more difficult for a person who would be an interested stockholder to effect various business combinations with a corporation for a three-year period. Section 203 also may have the effect of preventing changes in our management and could make it more difficult to accomplish transactions which our stockholders may otherwise deem to be in their best interests.
Anti-Takeover Effects of Some Provisions
Some provisions of our Amended and Restated Certificate of Incorporation and Second Amended and Restated Bylaws could make the acquisition of control of us by means of a proxy contest or otherwise more difficult.
These provisions, as well as our ability to issue preferred stock, are designed to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our Board of Directors. We believe that the benefits of increased protection give us the potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us, and that the benefits of this increased protection outweigh the disadvantages of discouraging those proposals, because negotiation of those proposals could result in an improvement of their terms.
Listing
Our common stock is listed on the NYSE American under the symbol “IE” and on the TSX also under the symbol “IE.”
Transfer Agent and Registrar
The United States transfer agent and registrar for the common stock is Computershare Trust Company, N.A., located at 150 Royall Street, Canton, MA 02021 and the Canadian transfer agent and registrar for the common stock is Computershare Investor Services Inc. located at 510 Burrard Street, Vancouver, B.C. V6C 3B9.

CAPITALIZATION
The following table sets forth our cash and cash equivalents and capitalization as of June 30, 2025:
•
on an actual basis; and

•
on an as adjusted basis giving effect to the sale and issuance by us of        shares of common stock in this offering at a public offering price of $      per share after deducting the underwriting discounts and commissions and estimated offering expenses payable by us, assuming no exercise by the underwriters of their option.

You should read this table along with our management’s discussion and analysis of financial condition and results of operations for the three and six months ended June 30, 2025 and our unaudited consolidated financial statements and related notes for the three and six months ended June 30, 2025, as well as the other financial information incorporated by reference in this prospectus supplement and the accompanying prospectus.
	As of June 30, 2025
	Actual	As adjusted
	(In thousands)
Cash and cash equivalents(1)	$88,050	$169,551
Liabilities:
Current liabilities	$27,147	$13,211(2)
Non-current liabilities	$62,547	$38,384(2)
Total liabilities	$89,694	$51,595
Stockholders’ equity:
Common stock, par value $0.0001; 700,000,000 shares authorized; 132.7 million shares issued and outstanding as of June 30, 2025, actual; shares outstanding, as adjusted	$13	$14
Additional paid-in-capital	$880,756	$1,000,355
Accumulated deficit	$(584,493)	$(584,493)
Accumulated other comprehensive income	$(2,939)	$(2,939)
Non-controlling interests	$17,440	$17,440
Total equity	$310,777	$430,377
Total Capitalization	$400,471	$481,972

(1)
As of September 30, 2025, we had approximately $69.3 million of cash and cash equivalents. Of the total cash and cash equivalents as of September 30, 2025, approximately $16.4 million was not available for the general corporate purposes of the Company as these amounts were held by non-wholly-owned subsidiaries.

(2)
As of June 30, 2025, current liabilities included $13.9 million and non-current liabilities included $24.2 million payable pursuant to the Santa Cruz Promissory Note for a total of $38.1 million. Please see “Use of Proceeds.”

The number of shares of common stock outstanding and related information in the table above is based on the 132,690,768 shares of common stock outstanding as of June 30, 2025 and excludes the following:
•
7,874,593 shares of common stock issuable pursuant to options outstanding as of June 30, 2025, at a weighted average exercise price of $9.69 per share;

•
up to 1,476,557 shares of common stock underlying outstanding RSUs granted as of June 30, 2025;

•
up to 714,822 shares of common stock underlying outstanding PSUs granted as of June 30, 2025;

•
up to 179,798 shares of common stock underlying outstanding DSUs granted as of June 30, 2025;

•
14,015,458 additional shares of common stock reserved for future issuance under the 2022 Plan as of June 30, 2025, as well as any automatic increases in the number of shares of our common stock reserved for future issuance under the 2022 Plan; and up to 11,769,872 additional shares of common stock underlying outstanding warrants as of June 30, 2025, at an exercise price of $7.00 per share.
Except as otherwise noted, all information in this prospectus supplement excludes any purchases by Maaden of any shares of common stock as a result of this offering or otherwise pursuant to the Maaden Top-Up Right. The number of shares that Maaden will have a right to purchase as a result of this offering will be        shares (or       shares if the underwriters exercise their option to purchase additional shares in full), plus any additional shares it has a right to purchase as a result of other dilutive issuances.
In addition, this prospectus supplement assumes no share payments made pursuant to our agreement with DRHE, which contemplates potential payments to DRHE of $0.015 per excess pound of copper, if we commence commercial mining operations at the Santa Cruz Copper Project and the copper reserves or production exceed two billion pounds. We have granted DRHE the right to elect to receive such payments in shares of our common stock at a 10% discount to the 5-day volume weighted average price, subject to stock exchange rules.

DILUTION
Dilution represents the difference between the amount per share of common stock paid by purchasers of shares of common stock in this offering and the as-adjusted net tangible book value per share of our common stock immediately after this offering.
The data in this section are derived from our balance sheet as of June 30, 2025. Net tangible book value per share of common stock is equal to our total tangible assets less the amount of our total liabilities, divided by the sum of the number of shares of common stock outstanding as of June 30, 2025, excluding shares of common stock underlying outstanding options, RSUs and DSUs. Our net tangible book value as of June 30, 2025 was $310.7 million, or $2.34 per share of common stock.
We present dilution on a pro forma as-adjusted basis to give effect to our receipt of the estimated net proceeds from the sale of shares of our common stock in this offering, based on an assumed public offering price of $16.75 per share, which was the closing price per share of our common stock on the NYSE American on October 20, 2025, and after deducting the underwriting discounts and commissions and estimated offering expenses payable by us. On a pro forma as- adjusted basis, our net tangible book value as of June 30, 2025 would have been $430.3 million, or $3.07 per share of common stock. This represents an immediate increase in pro forma as-adjusted net tangible book value to existing stockholders of $0.73 per share of common stock and immediate dilution in pro forma as-adjusted net tangible book value to purchasers of shares of common stock in this offering of $13.68 per share of common stock. The following table illustrates this dilution per share of common stock:
Assumed public offering price per share	$16.75
Net tangible book value per share of common stock as of June 30, 2025	$2.34
Increase in pro forma net tangible book value per share of common stock attributable to
purchasers of shares of common stock in this offering	$0.73
Pro forma as-adjusted net tangible book value per share of common stock immediately after this offering	$3.07
Dilution per share of common stock to purchasers of shares of common stock in this offering	$13.68
If the underwriters fully exercise their option to purchase additional shares of common stock, the pro forma as-adjusted net tangible book value after this offering would increase by approximately $0.10 per share of common stock, and the dilution would decrease by approximately $0.10 per share of common stock to purchasers of shares of common stock in this offering.
A $1.00 increase (decrease) in the public offering price, assumed to be $16.75 per share, which was the closing price of our common stock on the NYSE American on October 20, 2025, would increase (decrease) the net tangible book value per share after giving effect to this offering by $0.01 ($0.01) per share and the dilution in net tangible book value per share to new investors in this offering by $0.99 ($0.99) per share, assuming no change to the dollar amount offered by us on the cover page of this prospectus supplement, no exercise of the underwriters’ option to purchase additional shares of common stock, and after deducting underwriting discounts.
The number of shares of common stock shown above to be outstanding immediately after this offering is based on 132,690,768 shares of common stock outstanding as of June 30, 2025 and excludes the following:
•
7,874,593 shares of common stock issuable pursuant to options outstanding as of June 30, 2025, at a weighted average exercise price of $9.69 per share;

•
up to 1,476,557 shares of common stock underlying outstanding RSUs granted as of June 30, 2025;

•
up to 714,822 shares of common stock underlying outstanding PSUs granted as of June 30, 2025;

•
up to 179,798 shares of common stock underlying outstanding DSUs granted as of June 30, 2025; and

•
14,015,458 additional shares of common stock reserved for future issuance under the 2022 Plan as of June 30, 2025, as well as any automatic increases in the number of shares of our common stock reserved for future issuance under the 2022 Plan; and up to 11,769,872 additional shares of common stock underlying outstanding warrants as of June 30, 2025, at an exercise price of $7.00 per share.
Except as otherwise noted, all information in this prospectus supplement excludes any purchases by Maaden of any shares of common stock as a result of this offering or otherwise pursuant to the Maaden Top-Up Right. The number of shares that Maaden will have a right to purchase as a result of this offering will be         shares (or       shares if the underwriters exercise their option to purchase additional shares in full), plus any additional shares it has a right to purchase as a result of other dilutive issuances.
In addition, this prospectus supplement assumes no share payments made pursuant to our agreement with DRHE, which contemplates potential payments to DRHE of $0.015 per excess pound of copper, if we commence commercial mining operations at the Santa Cruz Copper Project and the copper reserves or production exceed two billion pounds. We have granted DRHE the right to elect to receive such payments in shares of our common stock at a 10% discount to the 5-day volume weighted average price, subject to stock exchange rules.

UNDERWRITING
We are offering the shares of our common stock described in this prospectus supplement and the accompanying prospectus through the underwriters named below. BMO Capital Markets Corp. (“BMO”) is acting as lead book-running manager of this offering and as the representative of the underwriters. J.P. Morgan Securities LLC and National Bank Financial Inc. are acting as book-running managers of this offering. We have entered into an underwriting agreement with the representative, on behalf of the underwriters. Subject to the terms and conditions of the underwriting agreement, each of the underwriters has severally agreed to purchase the number of shares of common stock listed next to its name in the following table.
Underwriter	Number of shares
BMO Capital Markets Corp.
J.P. Morgan Securities LLC
National Bank Financial Inc.
Total
The offering is being made concurrently in the United States and in each of the provinces and territories in Canada, other than Québec. Our common stock will be offered in the United States through those underwriters who are registered to offer the common stock for the sale in the United States and such other registered dealers as may be designated by the underwriters. Subject to applicable law, the underwriters, or such other registered dealers or other entities outside the United States and Canada that are affiliates of the underwriters as may be designated by the underwriters, may offer the common stock outside of the United States and Canada.
The underwriting agreement provides for a firm commitment underwriting, and the underwriters must buy all of the shares if they buy any of them. However, the underwriters are not required to pay for the shares covered by the underwriters’ option to purchase additional shares described below. In Canada, the shares are to be taken up by the underwriters, if at all, on or before a date not later than 42 days after the date of this prospectus supplement.
Our common stock is offered subject to a number of conditions, including:
•
receipt and acceptance of our common stock by the underwriters; and

•
the underwriters’ right to reject orders in whole or in part.

The obligation of the underwriters under the underwriting agreement may also be terminated at their discretion upon the occurrence of certain stated events, including, without limitation: a material adverse change in our business that makes it impractical or inadvisable to proceed with the offering; a suspension or material limitation of trading generally on certain securities markets; a suspension or material limitation in trading in shares of our common stock on the NYSE American or the TSX; a general moratorium on commercial banking activities; and an outbreak or escalation of hostilities or acts of terrorism or any other calamity or crisis or any change in financial, political or economic conditions, in each case that makes it impractical or inadvisable to proceed with the offering.
In connection with this offering, certain of the underwriters or securities dealers may distribute prospectuses electronically.
Option to purchase additional shares
We have granted the underwriters an option to buy up to an aggregate of      additional shares of our common stock. The underwriters have 30 days from the date of this prospectus supplement to exercise this option. If the underwriters exercise this option, they will each purchase additional shares approximately in proportion to the amounts specified in the table above.
Commissions and Discounts
Shares sold by the underwriters to the public will initially be offered at the public offering price set forth on the cover of this prospectus supplement. Any shares sold by the underwriters to securities dealers may be

sold at a discount of up to $      per share from the public offering price. After the initial offering of the shares to the public, BMO may change the offering price and the other selling terms at any time and without notice.
The following table shows the per share and total underwriting discounts and commissions we will pay to the underwriters assuming both no exercise and full exercise of the underwriters’ option to purchase up to        additional shares.
	No exercise	Full exercise
Per share	$	$
Total	$	$
We estimate that the total expenses of the offering payable by us, not including the underwriting discounts and commissions, will be approximately $400,000. We have agreed to reimburse the underwriters for expenses relating to the clearance of this offering with the Financial Industry Regulatory Authority (“FINRA”) and certain expenses relating to blue sky and Canadian securities laws up to $30,000.
No Sales of Similar Securities
We have agreed that we shall not, without the prior written approval of BMO, offer, sell, contract to sell, pledge, or otherwise dispose of, directly or indirectly, or hedge our common stock or securities convertible into or exchangeable or exercisable for our common stock. These restrictions will be in effect for a period of 90 days after the date of this prospectus supplement.
These restrictions do not apply to the following transactions by us: (1) the issuance of common stock to be sold under this prospectus supplement; (2) issuances of common stock upon the exercise of options, rights or warrants, the conversion of outstanding securities or the vesting of restricted stock units; (3) the issuance of common stock, options or other awards pursuant to employee benefit plans described elsewhere in this prospectus supplement or in documents incorporated by reference in this prospectus supplement; (4) the filing of a registration statement on Form S-8 relating to the offering of securities in accordance with the terms of equity incentive plans described elsewhere in this prospectus supplement or in documents incorporated by reference in this prospectus supplement; (5) the issuance of common stock or any securities convertible into, or exchangeable for, common stock in connection with any acquisition or strategic investment (including any joint venture, strategic alliance or partnership) provided that the aggregate number of shares of common stock that may be issued pursuant to this clause (5) shall not exceed 2% of the total number of shares of common stock outstanding after the completion of this offering and each recipient of shares of common stock issued pursuant to this clause (5) agrees to be bound by the terms of a lock-up agreement; (6) facilitating the establishment of a trading plan on behalf of a shareholder, officer or director of the Company pursuant to Rule 10b5-1 under the Exchange Act for the transfer of common stock, provided that such plan does not permit the transfer of common stock during the lock-up period and to the extent a public announcement or filing under the Exchange Act, if any, is required of or voluntarily made by the Company regarding the establishment of such plan, such announcement or filing shall include a statement to the effect that no transfer of common stock may be made under such plan during the lock-up period; and (7) the issuance of shares of common stock pursuant to the Maaden Top-Up Right.
Our executive officers and directors have entered into lock-up agreements with the underwriters. Under these agreements, each of these persons may not, and shall not cause any direct or indirect affiliate to, without the prior written approval of BMO, offer, sell, contract to sell, pledge, or otherwise dispose of, directly or indirectly, or hedge our common stock or securities convertible into or exchangeable or exercisable for our common stock. These restrictions will be in effect for a period of 90 days after the date of this prospectus supplement.
The lock-up agreement does not apply, subject to certain conditions to the following transactions by our executive officers and directors:
i.
transfers of shares of common stock as a bona fide gift or gifts;

ii.
transfers or dispositions of shares of common stock to any trust for the direct or indirect benefit of the holder or any member of the immediate family of the holder;

iii.
transfers or dispositions of shares of common stock to any of the holder’s affiliates (within the meaning set forth in Rule 405 under the Securities Act), limited partners, general partners, limited liability company members or stockholders;

iv.
transfers of shares of common stock by will, other testamentary document or intestate succession to the legal representative, heir, beneficiary or a member of the immediate family of a holder;

v.
transfers or dispositions of shares of common stock acquired by a holder in this offering or in open market purchases after the completion of this offering;

vi.
the establishment of a trading plan pursuant to Rule 10b5-1 under the Exchange Act, provided that such plan does not permit the sale or other disposition of common stock during the lock-up period;

vii.
the exercise of stock options granted pursuant to the Company’s equity incentive plans (including by “net” or “cashless exercise”), or warrants, or conversion of any securities that are outstanding on the date of this prospectus supplement, provided that such restrictions shall apply to any of the holder’s shares issued upon such exercise;

viii.
transfers of shares of common stock from the holder to the Company (or the purchase and cancellation of same by the Company) upon a vesting event of the Company’s securities or upon the exercise of options to purchase shares of common stock of the Company by the holder, in each case on a “cashless” or “net exercise” basis, or to cover tax withholding obligations of the holder in connection with such vesting or exercise;

ix.
transfers of shares of common stock or any securities convertible into or exercisable or exchangeable for common stock pursuant to a bona fide third-party tender offer, merger, consolidation or other similar transaction made to all holders of the Company’s capital stock involving a change of control of the Company, provided that in the event that such tender offer, merger, consolidation or other such transaction is not completed, the undersigned’s restricted securities shall remain subject to the restrictions contained in the lock-up agreement; and

x.
transfers of shares of common stock or any securities convertible into or exercisable or exchangeable for common stock by operation of law to a spouse, former spouse, domestic partner, former domestic partner, child or other dependent pursuant to a qualified domestic order or in connection with a divorce settlement;

provided, however that, among other things, in the case of (i), (ii), (iii), (iv) or (x) above, it shall be a condition to the transfer or disposition that the donee, trustee, heir, distributee or other transferee, as the case may be, agrees to be bound in writing to the restrictions set forth in the lock-up agreement during the lock-up period.
At any time, BMO may, in its sole discretion, release some or all the securities from these lock-up agreements.
Indemnification
We have agreed to indemnify the several underwriters against certain liabilities, including certain liabilities under the Securities Act. If we are unable to provide this indemnification, we have agreed to contribute to payments the underwriters may be required to make in respect of those liabilities.
Transfer Agent and Registrar
Computershare Trust Company N.A. is the transfer agent and registrar for our common stock. Computershare Investor Services Inc. is the Canadian co-transfer agent and registrar for our common stock.
Exchanges
Our common stock is listed on the NYSE American under the symbol “IE” and on the TSX also under the symbol “IE.”

Price Stabilization, Short Positions
In connection with this offering, the underwriters may engage in activities that stabilize, maintain or otherwise affect the price of our common stock during and after this offering, including:
•
stabilizing transactions;

•
short sales;

•
purchases to cover positions created by short sales;

•
imposition of penalty bids; and

•
syndicate covering transactions.

Stabilizing transactions consist of bids or purchases made for the purpose of preventing or retarding a decline in the market price of our common stock. These transactions may also include making short sales of our common stock, which involve the sale by the underwriters of a greater number of shares of common stock than they are required to purchase in this offering. Short sales may be “covered short sales,” which are short positions in an amount not greater than the underwriters’ option to purchase additional shares referred to above, or may be “naked short sales,” which are short positions in excess of that amount.
The underwriters may close out any covered short position by either exercising their option to purchase additional shares, in whole or in part, or by purchasing shares in the open market. In making this determination, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the option to purchase additional shares.
The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market that could adversely affect investors who purchased in this offering. Any naked short position would form part of the underwriters’ over-allocation position.
The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representative has repurchased shares sold by or for the account of that underwriter in stabilizing or short covering transactions.
As a result of these activities, the price of our common stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. The underwriters may carry out these transactions on the NYSE American, the TSX, other stock exchanges, in the over-the-counter market or otherwise. Neither we nor the underwriters make any representation or prediction as to the effect that the transactions described above may have on the price of the shares.
Affiliations
The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include sales and securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, market making, financing, brokerage and other financial and non-financial activities and services. Certain of the underwriters and their respective affiliates have provided and may from time to time in the future engage with us and perform a variety of these services for us and for persons and entities with relationships with us in the ordinary course of their business for which they will receive customary fees and expenses.
In the ordinary course of their various business activities, the underwriters and their respective affiliates, officers, directors and employees may purchase, sell or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities), loans, commodities, currencies, credit default swaps and other financial instruments (including bank loans), for their own account and for the accounts of their customers, and such investment and securities activities may involve or relate to our assets, securities and/or instruments (directly, as collateral securing other obligations or otherwise) and/or persons and entities with relationships with us. The underwriters and their respective affiliates may also make independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of these assets, securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in these assets, securities and instruments.
Notice to Investors
Notice to prospective investors in the European Economic Area
In relation to each Member State of the European Economic Area (each a “Member State”), no shares of our common stock have been offered or will be offered pursuant to the offering to the public in that Member State prior to the publication of a prospectus in relation to the shares which has been approved by the competent authority in that Member State or, where appropriate, approved in another Member State and notified to the competent authority in that Member State, all in accordance with the Prospectus Regulation), except that offers of shares may be made to the public in that Member State at any time under the following exemptions under the Prospectus Regulation:
(a)
to any legal entity which is a qualified investor as defined in the Prospectus Regulation;

(b)
to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Regulation), subject to obtaining the prior consent of the representatives for any such offer; or

(c)
in any other circumstances falling within Article 1(4) of the Prospectus Regulation,

provided that no such offer of shares of our common stock shall result in a requirement for the publication by us or any underwriter of a prospectus pursuant to Article 3 of the Prospectus Regulation or supplement to a prospectus pursuant to Article 23 of the Prospectus Regulation.
For the purposes of this provision, the expression an “offer to the public” in relation to any shares of our common stock in any Relevant State means the communication in any form and by any means of sufficient information on the terms of the offer and any shares of our common stock to be offered so as to enable an investor to decide to purchase any common stock, and the expression “Prospectus Regulation” means Regulation (EU) 2017/1129.
Notice to prospective investors in Australia
No placement document, prospectus, product disclosure statement or other disclosure document has been lodged with the Australian Securities and Investments Commission in relation to the offering. This prospectus does not constitute a prospectus, product disclosure statement or other disclosure document under the Corporations Act, and does not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act.
Any offer in Australia of the shares of our common stock may only be made to persons, or to the Exempt Investors, who are “sophisticated investors” (within the meaning of section 708(8) of the Corporations Act), “professional investors” (within the meaning of section 708(11) of the Corporations Act) or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act so that it is lawful to offer the shares of our common stock without disclosure to investors under Chapter 6D of the Corporations Act.
The shares of our common stock applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of 12 months after the date of allotment under the offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapter 6D of the Corporations Act. Any person acquiring shares must observe such Australian on-sale restrictions.
This prospectus contains general information only and does not take into account the investment objectives, financial situation or particular needs of any particular person. It does not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this prospectus supplement is appropriate for their needs, objectives and circumstances, and, if necessary, seek expert advice on those matters.
Notice to prospective investors in Hong Kong
WARNING
The contents of this document have not been reviewed by any regulatory authority in Hong Kong. You are advised to exercise caution in relation to the offer. If you are in any doubt about any of the contents of this document, you should obtain independent professional advice.
Our common stock may not be offered or sold in Hong Kong by means of this prospectus or any document other than (i) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, (ii) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong). No advertisement, invitation or document relating to our common stock may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere) which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to the offer of common stock which is intended to be disposed of only to persons outside Hong Kong or only to “professional investors” in Hong Kong as defined in the Securities and Futures Ordinance and any rules made thereunder.
Notice to prospective investors in Japan
No registration pursuant to Article 4, paragraph 1 of the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948, as amended) (the “FIEL”) has been made or will be made with respect to the solicitation of the application for the acquisition of the shares of our common stock.
Accordingly, the shares of our common stock have not been, directly or indirectly, offered or sold and will not be, directly or indirectly, offered or sold in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan) or to others for re-offering or re-sale, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan except pursuant to an exemption from the registration requirements, and otherwise in compliance with, the FIEL and the other applicable laws and regulations of Japan.
For Qualified Institutional Investors (“QII”)
Please note that the solicitation for newly-issued or secondary securities (each as described in Paragraph 2, Article 4 of the FIEL) in relation to the shares of our common stock constitutes either a “QII only private placement” or a “QII only secondary distribution” (each as described in Paragraph 1, Article 23-13 of the FIEL). Disclosure regarding any such solicitation, as is otherwise prescribed in Paragraph 1, Article 4 of the FIEL, has not been made in relation to the shares of our common stock. The shares of our common stock may only be transferred to QIIs.
For Non-QII Investors
Please note that the solicitation for newly-issued or secondary securities (each as described in Paragraph 2, Article 4 of the FIEL) in relation to the shares of our common stock constitutes either a “small number private placement” or a “small number private secondary distribution” (each as is described in Paragraph 4, Article 23-13 of the FIEL). Disclosure regarding any such solicitation, as is otherwise prescribed in Paragraph 1, Article 4 of the FIEL, has not been made in relation to the shares of our common stock. The shares of our common stock may only be transferred en bloc without subdivision to a single investor.
Notice to prospective investors in Singapore
This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of Non-CIS Securities may not be circulated or distributed, nor may the Non-CIS Securities be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275, of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.
Where the Non-CIS Securities are subscribed or purchased under Section 275 of the SFA by a relevant person which is:
(a)
a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)), the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b)
a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor, securities (as defined in Section 239(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the Non-CIS Securities pursuant to an offer made under Section 275 of the SFA except:

(i)
to an institutional investor or to a relevant person defined in Section 275(2) of the SFA, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA;

(ii)
where no consideration is or will be given for the transfer;

(iii)
where the transfer is by operation of law;

(iv)
as specified in Section 276(7) of the SFA; or

(v)
as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore.

Singapore Securities and Futures Act Product Classification: Solely for the purposes of our obligations pursuant to sections 309B(1) (a) and 309B(1)(c) of the SFA, we have determined, and hereby notify all relevant persons (as defined in Section 309A of the SFA), that the shares of our common stock are “prescribed capital markets products” (as defined in the Securities and Futures (Capital Markets Products) Regulations 2018) and Excluded Investment Products (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).
Notice to prospective investors in Switzerland
This document is not intended to constitute an offer or solicitation to purchase or invest in the shares of our common stock described herein. The shares of our common stock may not be publicly offered, sold or advertised, directly or indirectly, in, into or from Switzerland and will not be listed on the SIX Swiss Exchange or on any other exchange or regulated trading venue in Switzerland. Neither this document nor any other offering or marketing material relating to the shares of our common stock constitutes a prospectus as such term is understood pursuant to article 652a or article 1156 of the Swiss Code of Obligations or a listing prospectus within the meaning of the listing rules of the SIX Swiss Exchange or any other regulated trading venue in Switzerland, and neither this document nor any other offering or marketing material relating to the shares of our common stock may be publicly distributed or otherwise made publicly available in Switzerland.
Notice to prospective investors in the United Kingdom
In relation to the United Kingdom, no shares of our common stock have been offered or will be offered pursuant to the offering to the public in the United Kingdom prior to the publication of a prospectus in relation to the shares that either (i) has been approved by the Financial Conduct Authority, or (ii) is to be treated as if it had been approved by the Financial Conduct Authority in accordance with the transitional provision in Regulation 74 of the Prospectus (Amendment etc.) (EU Exit) Regulations 2019, except that offers of shares may be made to the public in the United Kingdom at any time under the following exemptions under the UK Prospectus Regulation:
(a)
to any legal entity which is a qualified investor as defined in Article 2 of the UK Prospectus Regulation;

(b)
to fewer than 150 natural or legal persons (other than qualified investors as defined in Article 2 of the UK Prospectus Regulation); or

(c)
in any other circumstances falling within Section 86 of the Financial Services and Markets Act 2000 (“FSMA”), provided that no such offer of shares of our common stock shall require the company, any selling stockholder or any representative to publish a prospectus pursuant to Section 85 of the FSMA or supplement a prospectus pursuant to Article 23 of the UK Prospectus Regulation.

For the purposes of this provision, the expression an “offer to the public” in relation to any shares of our common stock in the United Kingdom means the communication in any form and by any means of sufficient information on the terms of the offer and any shares of our common stock to be offered so as to enable an investor to decide to purchase or subscribe for any shares of our common stock, and the expression “UK Prospectus Regulation” means Regulation (EU) 2017/1129 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018.
This document is being distributed in the United Kingdom only to, and is directed only at, persons who are “qualified investors” and who are also (i) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”), or (ii) high net worth entities and other persons to whom it may lawfully be communicated within Article 49(2)(a) to (d) of the Order (all such persons together being “relevant persons”). Any investment activity to which this document relates will only be engaged in with relevant persons and no person who is not a relevant person may act or rely on this document or any of its contents.
Accordingly, each underwriter has represented and agreed that:
(a)
it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (“FSMA”)) received by it in connection with the issue or sale of our shares of our common stock in circumstances in which Section 21(1) of the FSMA does not apply to us; and

(b)
it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to our shares of our common stock in, from or otherwise involving the United Kingdom.

CERTAIN MATERIAL UNITED STATES FEDERAL INCOME TAX
CONSEQUENCES TO NON-U.S. HOLDERS
The following is a summary of certain material United States federal income tax consequences to a non-U.S. holder (as defined below) relating to the acquisition, ownership and disposition of our common stock acquired pursuant to this offering.
This summary is for general information purposes only and does not purport to be a complete analysis or listing of all the potential tax considerations that may apply to a non-U.S. holder arising from or relating to the ownership or disposition of our common stock. In addition, this summary does not take into account the individual facts and circumstances of any particular non-U.S. holder that may affect the U.S. federal income tax consequences relevant to such non-U.S. holder, including, without limitation, specific tax consequences applicable to a non-U.S. holder under an applicable income tax treaty. Accordingly, this summary is not intended to be, and should not be construed as, legal or U.S. federal income tax advice with respect to any particular non-U.S. holder. This summary also does not address the tax considerations arising under the laws of any non-U.S., state or local jurisdiction, or under U.S. federal gift tax or estate tax laws. This summary also does not address all aspects of U.S. federal income taxation, such as any U.S. alternative minimum tax or the additional tax on net investment income. In addition, except as specifically discussed below, this summary does not discuss applicable income tax reporting requirements. Each prospective non-U.S. holder should consult its own tax advisors regarding the U.S. federal, U.S. state and local, and non-U.S. tax consequences arising from and relating to the acquisition, ownership and disposition of our common stock.
We have not sought any ruling from the Internal Revenue Service (“IRS”) with respect to the statements made or the conclusions reached in the following summary, and there can be no assurance that the IRS will agree with such statements and conclusions. This summary is not binding on the IRS, and the IRS is not precluded from taking a position that is different from, or contrary to, the positions taken in this summary.
This summary is based upon the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations (whether final, temporary, or proposed) promulgated thereunder (“Treasury Regulations”), published rulings of the IRS, published administrative positions of the IRS, and U.S. judicial decisions, all as in effect on the date hereof. These authorities may be changed, possibly retroactively, so as to result in U.S. federal income tax consequences different from those set forth below. This summary does not discuss the potential effects, whether adverse or beneficial, of any proposed legislation that, if enacted, could be applied on a retroactive or prospective basis.
This summary does not address tax consequences applicable to a non-U.S. holder’s particular circumstances or to non-U.S. holders that may be subject to special tax rules, including, without limitation:
•
banks, insurance companies or other financial institutions;

•
persons subject to special tax accounting rules;

•
tax-exempt organizations, tax-qualified retirement plans, and pension plans;

•
controlled foreign corporations, passive foreign investment companies and corporations that accumulate earnings to avoid U.S. federal income tax and, in each case, shareholders thereof;

•
partnerships or other entities treated as pass-through entities (and investors therein) for U.S. federal income tax purposes;

•
dealers in securities or currencies;

•
traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;

•
persons who acquire our common stock pursuant to the exercise or cancellation of employee stock options or otherwise as compensation for their services;

•
persons that own, or are deemed to own, more than five percent (by voting power or value) of our common stock, except to the extent specifically set forth below;

•
real estate investment trusts or regulated investment companies;

•
certain U.S. expatriates, former citizens or long-term residents of the United States;

•
persons who hold our common stock as part of a straddle, hedge, conversion, constructive sale, or other integrated security transaction;

•
corporations organized outside the United States, any state thereof, or the District of Columbia that are nonetheless treated as U.S. persons for U.S. federal income tax purposes; or

•
persons who do not hold our common stock as a capital asset (within the meaning of Section 1221 of the Code).

Prospective investors should consult their own tax advisors with respect to the application of the United States federal income tax laws to their particular situation, as well as any tax consequences of the acquisition, ownership and disposition of our common stock arising under other United States federal tax rules, under the laws of any state, local, non-U.S. or other taxing jurisdiction, or under any applicable tax treaty.
Non-U.S. Holder Defined
For purposes of this discussion, a “non-U.S. holder” is a beneficial owner of our common stock that is not, for United States federal income tax purposes:
•
an individual citizen or resident of the United States;

•
a corporation created or organized under the laws of the United States, any state or political subdivision thereof, or the District of Columbia;

•
an estate the income of which is subject to U.S. federal income tax regardless of its source; or

•
a trust (x) whose administration is subject to the primary supervision of a United States court and which has one or more United States persons who have the authority to control all substantial decisions of the trust; or (y) which has made an election to be treated as a United States person.

In addition, if a partnership, including any entity or arrangement classified as a partnership for U.S. federal income tax purposes, holds our common stock, the U.S. federal income tax treatment of a partner in the partnership generally will depend on the status of the partner, the activities of the partnership, and certain determinations made at the partner level. Accordingly, partnerships that hold our common stock, and partners in such partnerships, should consult their own tax advisors regarding the U.S. federal income tax consequences to them of the acquisition, ownership, and disposition of our common stock.
Distributions
We have not paid and we do not anticipate declaring or paying dividends in the foreseeable future to holders of our common stock. However, if we make a distribution of cash or other property (other than certain pro rata distributions of our common stock) in respect of our common stock, the distribution (including any constructive distribution) will be treated as a dividend for U.S. federal income tax purposes to the extent it is paid from our current or accumulated earnings and profits (as determined under U.S. federal income tax principles). If the amount of a distribution exceeds our current and accumulated earnings and profits, the excess will be treated first as a tax-free return of capital that reduces the non-U.S. holder’s adjusted tax basis in such holder’s common stock, but not below zero. Any excess thereafter will be treated as gain realized on the sale or other disposition of our common stock and will be treated as described under “— Sale, Exchange or Other Taxable Disposition of Our Common Stock,” below. As discussed under “— Sale, Exchange or Other Taxable Disposition of Our Common Stock” below, we believe we are a “United States real property holding corporation” (“USRPHC”) for U.S. federal income tax purposes within the meaning of Section 897(c)(2) of the Code. If we are a USRPHC and we do not qualify for the Regularly Traded Exception (as defined below), distributions which constitute a return of capital or gain will be subject to withholding tax at a rate of 15% unless a withholding certificate is obtained from the IRS to reduce or eliminate such withholding.
Subject to the discussion below regarding effectively connected income, FATCA (as defined below), and backup withholding, distributions treated as dividends on our common stock held by a non-U.S. holder generally will be subject to U.S. federal withholding tax at a rate of 30%, or at a lower rate if provided by an applicable income tax treaty and the non-U.S. holder has provided the documentation required to claim benefits under such treaty. Generally, to claim the benefits of an income tax treaty, a non-U.S. holder will be required to provide a properly completed and executed IRS Form W-8BEN or IRS Form W-8BEN-E. In the case of any constructive distribution, it is possible that this tax would be withheld from any amount owed to the non-U.S. Holder, including, but not limited to, distributions of cash, common stock or sales proceeds subsequently paid or credited to that holder. If we are unable to determine, at the time of payment of a distribution, whether the distribution will constitute a dividend, we may nonetheless withhold any U.S. federal income tax on the distribution as permitted by Treasury Regulations. As discussed under “— Sale, Exchange or Other Taxable Disposition of Our Common Stock” below, we believe we are a “United States real property holding corporation (“USRPHC”) within the meaning of Section 897(c)(2) of the Code. If we are a USRPHC and we do not qualify for the Regularly Traded Exception (as defined below), distributions which constitute a return of capital or gain will be subject to withholding tax at a rate of 15% unless a withholding certificate is obtained from the IRS to reduce or eliminate such withholding.
If a non-U.S. holder holds our common stock in connection with the non-U.S. holder’s conduct of a trade or business within the United States, and dividends paid on our common stock are effectively connected with such non-U.S. holder’s United States trade or business (and, if an applicable tax treaty so provides, are attributable to a permanent establishment or fixed base maintained by the non-U.S. holder in the United States), the dividends will not be subject to the 30% United States federal withholding tax (provided the non-U.S. holder has provided the appropriate documentation, generally an IRS Form W-8ECI, to the withholding agent), but the non-U.S. holder generally will be subject to United States federal income tax in respect of the dividend on a net income basis, and at graduated rates, in substantially the same manner as United States persons. Dividends received by a non-U.S. holder that is a corporation for United States federal income tax purposes and which are effectively connected with the conduct of a United States trade or business may also be subject to a branch profits tax at the rate of 30%, or a lower rate if provided by an applicable tax treaty.
A non-U.S. holder that is eligible for a reduced rate of United States federal withholding tax under an income tax treaty may obtain a refund or credit of any excess amounts withheld by timely filing an appropriate claim for a refund together with the required information with the IRS.
Sale, Exchange or Other Taxable Disposition of Our Common Stock
Subject to the discussion below regarding FATCA and backup withholding, a non-U.S. holder generally will not be subject to United States federal income or withholding tax on any gain realized on the sale or other taxable disposition of our common stock unless:
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such non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of such sale or disposition, and certain other conditions are met;

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such gain is effectively connected with the conduct by the non-U.S. holder of a trade or business in the United States (and, if an applicable tax treaty so provides, is attributable to a permanent establishment or a fixed base maintained by the non-U.S. holder in the United States); or

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our common stock constitutes a United States real property interest (“USRPI”) by reason of our status as a USRPHC at any time within the shorter of the five-year period preceding the disposition or the non-U.S. holder’s holding period for our common stock.

A non-U.S. holder described in the first bullet point above generally will be subject to tax at a gross rate of 30% on the amount by which such non-U.S. holder’s taxable capital gains allocable to United States sources, including gain from the sale or other disposition of our common stock, exceed capital losses allocable to United States sources, except as otherwise provided in an applicable income tax treaty.
If the gain is described in the second bullet point above, gain realized by the non-U.S. holder generally will be subject to United States federal income tax on a net income basis, and at graduated rates, in substantially the same manner as a United States person (except as provided by an applicable tax treaty). In addition, if such non-U.S. holder is a corporation for United States federal income tax purposes, it may also be subject to a branch profits tax at the rate of 30% (or a lower rate if provided by an applicable tax treaty) on such effectively connected gain, as adjusted for certain items.

Because we hold significant real property interests in the United States, we believe we are a USRPHC for United States federal income tax purposes. Because the determination of whether we are a USRPHC depends on the fair market value of our United States real property interests relative to the fair market value of our worldwide real property interests and our other assets used or held for use in a trade or business, it is possible we may (or may not) remain a USRPHC in the future. As a USRPHC, if our common stock is “regularly traded” on an “established securities market” (in each case, as defined by applicable Treasury Regulations) (the “Regularly Traded Exception”) during the calendar year in which a non-U.S. holder disposes of our stock, the non-U.S. holder would not be subject to taxation on the gain on the disposition of our common stock under this rule unless the non-U.S. holder has, actually or constructively, owned more than 5% of our outstanding common stock at any time during the shorter of the five-year period ending on the date of the disposition of such common stock or the non-U.S. holder’s holding period for such common stock (a “5% Shareholder”). We believe that our common stock currently is regularly traded on an established securities market. However, no assurance can be given in this regard and no assurance can be given that our common stock will remain regularly traded in the future. If gain on the sale or other taxable disposition of our common stock by a non-U.S. holder is subject to United States federal income taxation by reason of such stock being treated as a USRPI, such non-U.S. holder generally would be subject to regular United States federal income tax with respect to such gain in the same manner as a taxable U.S. holder and would be required to file a United States federal income tax return for the taxable year in which such gain was recognized. In addition, the purchaser of such common stock from a non-U.S. holder generally would be required to withhold and remit to the IRS 15% of the purchase price paid to such non-U.S. holder unless, at the time of such sale or other disposition, our common stock is regularly traded on an established securities market (as discussed above) or another exception to such withholding applies. The determination of whether a non-U.S. holder is a 5% Shareholder and the potential application of the Regularly Traded Exception is complex and subject to uncertainty. Non-U.S. holders should consult with their own tax advisors regarding such determinations and the consequences of these rules on their investment.
FATCA
Provisions of the Code commonly referred to as the Foreign Account Tax Compliance Act, or FATCA, generally impose a 30% withholding tax on dividends (including constructive dividends) on, and gross proceeds from the sale or other disposition of, our common stock if paid to or through a “foreign financial institution” or a “non-financial foreign entity” (each as defined in the Code), unless: (1) the foreign entity is a foreign financial institution and undertakes certain due diligence, reporting, withholding, and certification obligations, (2) the foreign entity is a non-financial foreign entity and either certifies it does not have any “substantial United States owners” (as defined in the Code) or furnishes identifying information regarding each substantial United States owner, or (3) the foreign financial institution or non-financial foreign entity is otherwise excepted under FATCA. If the payee is a foreign financial institution and is subject to the diligence and reporting requirements in clause (1) above, it must enter into an agreement with the United States Department of Treasury requiring, among other things, that it undertake to identify accounts held by certain “specified United States persons” or “United States owned foreign entities” (each as defined in the Code), annually report certain information about such accounts, and withhold 30% on certain payments to non-compliant foreign financial institutions and certain other account holders. Non-U.S. holders typically will be required to furnish certifications (generally on the applicable IRS Form W-8) or other documentation to provide the information required by FATCA or to establish compliance with, or an exemption from, withholding under FATCA. FATCA withholding may apply where payments are made through a non-U.S. intermediary that is not FATCA compliant, even where the non-U.S. holder satisfies the holder’s own FATCA obligations.
The United States Department of Treasury has released proposed Treasury Regulations (the preamble to which specifies that taxpayers may rely on them pending finalization) which would eliminate FATCA withholding on payments of gross proceeds from the sale or other disposition of our common stock. There can be no assurance that the proposed Treasury Regulations will be finalized in their present form.
The United States and a number of other jurisdictions have entered into intergovernmental agreements to facilitate the implementation of FATCA. Any applicable intergovernmental agreement may alter one or more of the FATCA information reporting and withholding requirements. If withholding under FATCA is required on any payment related to our common stock, investors not otherwise subject to withholding (or that otherwise would be entitled to a reduced rate of withholding) on such payment may be required to seek a refund or credit from the IRS, and may be required to file a U.S. federal income tax return to claim such refunds or credits. Non-U.S. holders should consult their own tax advisors regarding the potential application of withholding under FATCA to an investment in our common stock, including the applicability of any intergovernmental agreements.
Backup Withholding and Information Reporting
Backup withholding, currently at a rate of 24%, generally will not apply to dividends paid to a non-U.S. holder on, or to the gross proceeds paid to a non-U.S. holder from a disposition of, our common stock, provided that the non-U.S. holder furnishes the required certification for its non-U.S. status, such as by providing a valid IRS Form W-8BEN, IRS Form W-8BEN-E, IRS Form W-8ECI, or certain other requirements are met. Backup withholding may apply if the payor has actual knowledge, or reason to know, that the holder is a United States person who is not an exempt recipient.
We are required to report annually to the IRS the amount of any dividends paid to a non-U.S. holder, regardless of whether we actually withheld any tax. Copies of the information returns reporting such dividends and the amount withheld may also be made available to the tax authorities in the country in which the non-U.S. holder resides under the provisions of an income tax treaty or other agreement between the United States and the tax authorities in such country. In addition, proceeds from the disposition by a non-U.S. holder of our common stock that is transacted within the United States or conducted through certain United States-related brokers generally will not be subject to backup withholding or information reporting if the applicable withholding agent receives the certification described above and does not have actual knowledge or reason to know that such holder is a United States person, or the holder otherwise establishes an exemption. Proceeds of a disposition of our common stock conducted through a non-U.S. office of a non-U.S. broker generally will not be subject to backup withholding or information reporting.
Backup withholding is not an additional tax. The United States federal income tax liability of persons subject to backup withholding will be reduced by the amount of tax withheld. If backup withholding results in an overpayment of taxes, a refund or credit may generally be obtained from the IRS, provided that the required information is timely furnished to the IRS.
The preceding summary is for informational purposes only and is not tax advice. Each prospective investor should consult its own tax advisor regarding the particular United States federal, state and local and non-U.S. tax consequences of the acquisition, ownership and disposition of our common stock, including the consequences of any proposed changes in applicable laws.

LEGAL MATTERS
Certain legal matters in connection with the securities offered in this prospectus supplement will be passed on by Dorsey & Whitney LLP, Seattle, Washington. Certain legal matters in connection with this offering will be passed upon for the underwriters by Paul, Weiss, Rifkind, Wharton & Garrison LLP, New York, New York. Certain matters with respect to Canadian law will be passed upon for us by Stikeman Elliott LLP, Vancouver and for the underwriters by Bennett Jones LLP, Toronto.
INTERESTS OF EXPERTS
The financial statements of Ivanhoe Electric Inc. as of December 31, 2024 and 2023, and for each of the three years in the period ended December 31, 2024, incorporated by reference in this prospectus supplement, and the effectiveness of the Company’s internal control over financial reporting, have been audited by Deloitte LLP, an independent registered public accounting firm, as stated in their reports. Such financial statements are incorporated by reference in reliance upon the reports of such firm given their authority as experts in accounting and auditing.
Glen Kuntz, one of the qualified persons named in the prospectus and in the documents incorporated by reference herein, is an employee of Ivanhoe Electric and one of our executive officers. As of the date hereof, he holds shares of common stock and options to acquire common stock that amount to less than 1% of our outstanding shares of common stock in the aggregate.
Colin Shaw, one of the qualified persons named in the prospectus and in the documents incorporated by reference herein, is an employee of Ivanhoe Electric. As of the date hereof, he holds shares of common stock and options to acquire common stock that amount to less than 1% of our outstanding shares of common stock in the aggregate.
The technical information incorporated by reference herein concerning the Santa Cruz Copper Project, including preliminary feasibility study for the Santa Cruz Copper Project, was derived from the S-K 1300 technical report summary entitled “S-K 1300 Preliminary Feasibility Study & Technical Report Summary, Santa Cruz Copper Project, Arizona,” dated June 23, 2025, prepared by Fluor Canada Ltd., BBA USA Inc., Burns & McDonnell Engineering Company, Inc., Geosyntec Consultants, Inc., Haley & Aldrich, Inc., INTERA Incorporated, KCB Consultants Ltd., Life Cycle Geo, LLC, Met Engineering, LLC, Paterson & Cooke USA, Ltd., Stantec Consulting Services Inc., and Tetra Tech, Inc., all of whom are independent mining consultants (collectively, the “Santa Cruz Preliminary Feasibility Study Authors”). As of the date hereof, the Santa Cruz Preliminary Feasibility Study Authors beneficially own none of our outstanding common stock.
The technical information incorporated by reference herein concerning the Tintic Project was derived from the S-K 1300 technical report summary entitled “SEC Technical Report Summary, Exploration Results Report, Tintic Project, Utah, U.S.A.,” dated February 23, 2024, prepared by SRK Consulting (U.S.), Inc. (“SRK”), independent mining consultants. As of the date hereof, SRK beneficially owns none of our outstanding common stock.
WHERE YOU CAN FIND MORE INFORMATION
The Company is subject to the informational requirements of the Exchange Act, and in accordance therewith, files annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC maintains an Internet website that contains reports, proxy statements and other information about registrants, like us, that file electronically with the SEC. The address of that site is www.sec.gov. Statements contained in this prospectus supplement as to the contents of any contract or other document are not necessarily complete, and in each instance, we refer you to the copy of the contract or document filed as an exhibit to the registration statement, each such statement being qualified in all respects by such reference.
We are also subject to the informational requirements of the securities commissions in each of the provinces and territories of Canada, other than Québec, subject to available exemptions. You are invited to read any reports, statements or other information, other than confidential filings, that we file with the Canadian securities authorities. These filings are also electronically available from SEDAR+ at www.sedarplus.ca, the Canadian equivalent of the SEC’s Electronic Document Gathering and Retrieval System. Documents filed on SEDAR+ are not, and should not be considered, part of this prospectus supplement.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE
The SEC allows us to incorporate by reference the information and reports we file with it, which means that we can disclose important information to you by referring you to these documents. The information incorporated by reference is an important part of this prospectus supplement, and information that we file after the date hereof with the SEC will automatically update and supersede the information already incorporated by reference. We are incorporating by reference the documents listed below:
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Annual Report on Form 10-K for the year ended December 31, 2024 filed with the SEC on February 27, 2025, as amended on February 28, 2025, including the Part III information incorporated by reference from our Definitive Proxy Statement on Schedule 14A filed with the SEC on April 22, 2025;

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Quarterly Report on Form 10-Q for the quarter ended March 31, 2025 filed with the SEC on May 6, 2025;

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Quarterly Report on Form 10-Q for the quarter ended June 30, 2025 filed with the SEC on August 5, 2025;

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Current Reports on Form 8-K filed on January 13, 2025, February 12, 2025, February 14, 2025, February 21, 2025 (as amended February 24, 2025), May 8, 2025, May 9, 2025, June 6, 2025, June 9, 2025, June 23, 2025, August 29, 2025, and October 21, 2025, in each case, to the extent filed pursuant to Section 13(a) or 15(d) of the Exchange Act; and

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The description of our common stock which is contained in a registration statement on Form 8-A filed on June 27, 2022 (File No. 001-41436) under the Exchange Act, including any amendment or report filed for the purpose of updating such description.

Any statement contained in this prospectus supplement or in any document incorporated or deemed to be incorporated by reference into this prospectus supplement will be deemed modified or superseded for the purposes of this prospectus supplement to the extent that a statement contained in this prospectus supplement or any subsequently filed document which also is, or is deemed to be, incorporated by reference into this prospectus supplement modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement.
All documents we file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act shall be deemed incorporated by reference in this prospectus supplement and to be a part of this prospectus supplement from the date of filing of those documents, with the exception of any portion of any report or document that is not deemed “filed” under such provisions on or after the date of this prospectus supplement, until the earlier of the date on which: (1) all of the securities registered hereunder have been sold; or (2) the registration statement of which this prospectus supplement is a part has been withdrawn.
Under no circumstances will any information filed under current items 2.02 or 7.01 of Form 8-K be deemed incorporated herein by reference unless such Form 8-K expressly provides to the contrary.
Upon written or oral request, we will provide without charge to each person to whom a copy of the prospectus supplement is delivered a copy of the documents incorporated by reference herein (other than exhibits to such documents unless such exhibits are specifically incorporated by reference herein). You may request a copy of these filings, at no cost, by writing, calling or emailing us at the contact information set forth below. We have authorized no one to provide you with any information that differs from that contained in this prospectus supplement. Accordingly, we take no responsibility for any other information that others may give you. You should not assume that the information in this prospectus supplement is accurate as of any date other than the date of the front cover of this prospectus supplement.
Investor Relations
Ivanhoe Electric Inc.
450 E. Rio Salado Parkway, Suite 130
Tempe, Arizona 85281
(480) 656-5821

PROSPECTUS
COMMON STOCK
PREFERRED STOCK
DEBT SECURITIES
WARRANTS
SUBSCRIPTION RIGHTS
UNITS
We may offer from time to time, in one or more offerings, any combination of the following securities: common stock, preferred stock, debt securities, warrants, subscription rights and units (collectively, the “securities”). We may offer and sell these securities at times, in amounts, at prices and on terms to be determined at or prior to the time of each offering. The specific terms of these securities and information regarding the offering in which these securities will be offered will be provided in supplements to this prospectus. The prospectus supplements may also add, update or change the information contained in this prospectus. You should read this prospectus and any applicable prospectus supplement carefully before you invest.
Our common stock is listed on the NYSE American LLC (“NYSE American”) and the Toronto Stock Exchange (the “TSX”) under the symbol “IE.”
As of the date of this prospectus, we are an “emerging growth company” as defined under the U.S. federal securities laws and, as such, we have elected to comply with certain reduced public company reporting requirements for this prospectus and the documents incorporated by reference herein.
Investing in our securities involves certain risks. See the “Risk Factors” section beginning on page 1 of this prospectus, in any applicable prospectus supplement and in our Securities and Exchange Commission (“SEC”) filings that are incorporated by reference herein.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this prospectus is July 10, 2023.

This prospectus is part of an automatic shelf registration statement that we filed with the SEC as a “well-known seasoned issuer” as defined under Rule 405 under the Securities Act of 1933, as amended (“Securities Act”). Under this shelf registration process, we may offer from time to time, in one or more offerings, any of the securities described in this prospectus. This prospectus provides you with a general description of the securities that we may offer. Each time we offer and sell securities, we will provide a prospectus supplement accompanied by this prospectus. The prospectus supplements will contain the specific terms of the securities being offered and information regarding the offering in which the securities are offered. The prospectus supplements may also add, update or change the information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with the additional information described under the heading “Where You Can Find More Information.”
The information contained in this prospectus, any applicable prospectus supplement, any related free writing prospectus and any document incorporated by reference herein is accurate only as of their respective dates, regardless of the time of delivery of this prospectus or the sale of any securities. Our business, financial condition, results of operations and prospects may have changed materially since those dates.
We have not authorized anyone to provide you with information that is different from that contained in this prospectus, any amendment or supplement to this prospectus, or any free writing prospectus that we may authorize to be delivered or made available to you. We take no responsibility for, and provide no assurance as to the reliability of, any other information that others may give you. This prospectus does not constitute an offer to sell or the solicitation of an offer to buy any securities other than the securities described in this prospectus or an offer to sell or the solicitation of an offer to buy such securities in any circumstances in which such offer or solicitation is unlawful.
Unless otherwise indicated or the context otherwise requires, all references in this prospectus to “Ivanhoe,” the “Company,” “we,” “us” and “our” refer to Ivanhoe Electric Inc. and its consolidated subsidiaries, and all references to “$”, “U.S. Dollars” and “dollars” are to United States dollars.
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RISK FACTORS
Investing in our securities involves risk. Before making a decision to invest in our securities, you should carefully consider the risks described under “Summary of Risk Factors” and “Risk Factors” in the applicable prospectus supplement and in our most recent Annual Report on Form 10-K, and any updates to those risk factors in our subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, together with all of the other information appearing or incorporated by reference herein, in light of your particular investment objectives and financial circumstances. Although we discuss key risks in our discussion of risk factors, new risks may emerge in the future, which may prove to be significant. We cannot predict future risks or estimate the extent to which they may affect our business, results of operations, financial condition and prospects.
IVANHOE ELECTRIC INC.
We are a United States domiciled company that combines advanced mineral exploration technologies with electric metals exploration projects predominantly located in the United States. We use our accurate and powerful Typhoon™ geophysical surveying system, together with advanced data analytics provided by our subsidiary, Computational Geosciences Inc., to accelerate and de-risk the mineral exploration process as we seek to discover new deposits of critical metals that may otherwise be undetectable by traditional exploration technologies. We believe the United States is significantly underexplored and has the potential to yield major new discoveries of critical metals. Our mineral exploration efforts focus on copper as well as other metals including nickel, vanadium, cobalt, platinum group elements, gold and silver. Through the advancement of our portfolio of electric metals exploration projects, headlined by the Santa Cruz Copper Project in Arizona and the Tintic Copper-Gold Project in Utah, as well as other exploration projects in the United States, we intend to support United States supply chain independence by finding and delivering the critical metals necessary for the electrification of the economy. We also operate a 50/50 joint venture with Saudi Arabian Mining Company Ma’aden to explore for minerals on ~48,500 km2 of underexplored Arabian Shield in the Kingdom of Saudi Arabia.
At our Santa Cruz Copper Project in Arizona, we are evaluating the potential for a high-grade modern underground copper mining operation. We are advancing economic studies for an underground copper mining operation with a focus on minimizing the surface footprint of the mine while at the same time incorporating leading technologies to improve efficiencies and costs. We are designing a technologically advanced mine that we expect to result in low carbon dioxide emissions per pound of copper produced and be a leading example of responsibly produced domestic copper. Key considerations that will influence our decision making include, but are not limited to, using clean and renewable energy in our future mining operations, optimizing and minimizing our water utilization, minimizing our environmental footprint, ensuring workforce diversity and hiring from local communities, health, safety and environmental (“HSE”) performance, support of local cultural heritage and biodiversity protection.
Our principal executive offices are located at 606 – 999 Canada Place Vancouver, BC V6C 3E1, Canada and our telephone number is (604) 689-8765. Our website address is www.ivanhoeelectric.com. Information on, or accessible through, our website is not part of this prospectus, nor is such content incorporated by reference herein, and should not be relied upon in determining whether to make an investment in our securities.
SPECIAL NOTE ON FORWARD-LOOKING STATEMENTS
This prospectus, including the documents incorporated by reference herein, contains forward-looking statements, that involve risks and uncertainties, including statements based on our current expectations, assumptions, estimates and projections about future events, our business, financial condition, results of operations and prospects, our industry and the regulatory environment in which we operate. Any statements contained herein that are not statements of historical facts are, or may be deemed to be, forward-looking statements. Those statements include, but are not limited to, statements with respect to: estimated calculations of mineral reserves and resources at our properties including changes in those estimated calculations, anticipated results of exploration activities, plans and objectives, potential development, financing or production, the performance of our technology, industry trends, our requirements for additional capital, treatment under applicable government regimes for permitting or attaining approvals, government regulation, environmental risks, title disputes or claims, synergies of potential future acquisitions, and our anticipated uses of the net proceeds from our initial public offering. In some cases, you can identify these statements by forward-looking words such as “may,” “might,” “could,” “should,” “would,” “achieve,” “budget,” “scheduled,” “forecasts,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential” or “continue,” the negative of these terms and other comparable terminology. These forward-looking statements may include projections of our future financial performance, our anticipated growth strategies and anticipated trends in our industry. All forward-looking statements speak only as of the date on which they are made. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions concerning future events that are difficult to predict. Therefore, actual future events or results may differ materially from these statements. We believe that the factors that could cause our actual results to differ materially from those expressed or implied by forward-looking statements include the following: our mineral projects are all at the exploration stage with no certainty of advancing to further stages of development; we have no mineral reserves, other than at the San Matias project; we have a limited operating history on which to base an evaluation of our business and prospects; we depend on our material projects for our future operations; our mineral resource calculations at the Santa Cruz Project are only estimates; actual capital costs, operating costs, production and economic returns may differ significantly from those we have anticipated; the title to some of the mineral properties may be uncertain or defective; our business is subject to changes in the prices of copper, gold, silver, nickel, cobalt, vanadium and platinum group metals; we have claims and legal proceedings against one of our subsidiaries; our business is subject to significant risk and hazards associated with exploration activities, mine development, construction and future mining operations; we may fail to identify attractive acquisition candidates or joint ventures with strategic partners or be unable to successfully integrate acquired mineral properties or successfully manage joint ventures; our success is dependent in part on our joint venture partners and their compliance with our agreements with them; our business is extensively regulated by the United States and foreign governments as well as local governments; the requirements that we obtain, maintain and renew environmental, construction and mining permits are often a costly and time-consuming process; our non-U.S. operations are subject to additional political, economic and other uncertainties not generally associated with domestic operations; and our operations may be impacted by the COVID-19 pandemic, including impacts to the availability of our workforce, government orders that may require temporary suspension of operations, and the global economy.
You should carefully consider these risks, as well as the additional risks described in other documents we file with the SEC. We also operate in a very competitive and rapidly changing environment. New risks emerge from time to time and it is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in, or implied by, any forward-looking statements.
These factors should not be construed as exhaustive and should be read in conjunction with the risks described under the heading “Risk Factors” in our most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. Important factors that could cause actual results to differ materially from our expectations, or cautionary statements, are disclosed under “Risk Factors” in our most recent Annual Report on Form 10-K. These risks and uncertainties, as well as other risks of which we are not aware or which we currently do not believe to be material, may cause our actual future results to be materially different than those expressed in our forward-looking statements. We caution you not to place undue reliance on these forward-looking statements. We do not undertake any obligation to make any revisions to these forward-looking statements to reflect events or circumstances after the date of this report or to reflect the occurrence of unanticipated events, except as required by law.
USE OF PROCEEDS
Unless otherwise indicated in a prospectus supplement, the net proceeds from our sale of securities will be used for general corporate purposes which may include the advancement of mineral exploration and project development, acquisitions and other business opportunities.
DESCRIPTION OF CAPITAL STOCK
The following descriptions are summaries of the material terms of our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws. Reference is made to the more detailed provisions of, and the descriptions are qualified in their entirety by reference to, the Amended and Restated Certificate of

Incorporation and Amended and Restated Bylaws, copies of which are filed with the SEC as exhibits to the registration statement of which this prospectus is a part, and applicable law. On June 16, 2022, we effected a 3-for-1 reverse stock split of our outstanding shares of common stock (the “Reverse Stock Split”). Unless the context provides otherwise, all references in this prospectus to common stock, options to purchase common stock, per share data and related information have been retrospectively adjusted to reflect the effect of the Reverse Stock Split for all periods presented.
General
Our authorized capital stock consists of 700,000,000 shares of common stock, par value $0.0001 per share, and 50,000,000 shares of preferred stock, par value $0.0001 per share.
Common Stock
Common stock outstanding.   At July 7, 2023, there were 103,758,905 shares of common stock outstanding. All outstanding shares of common stock are fully paid and non-assessable.
Voting rights.   The holders of common stock are entitled to one vote per share on all matters to be voted upon by the stockholders, except on matters relating solely to terms of preferred stock.
Dividend rights.   We do not intend to pay any dividends in the foreseeable future and currently intend to retain all future earnings to finance our business. Subject to preferences that may be applicable to any outstanding preferred stock, the holders of common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by our Board of Directors out of funds legally available therefor.
Rights upon liquidation.   In the event of liquidation, dissolution or winding up, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of preferred stock, if any, then outstanding.
Other rights.   The holders of our common stock have no preemptive or conversion or exchange rights or other subscription rights. There are no redemption, retraction, purchase for cancellation, surrender or sinking or purchase fund provisions applicable to our common stock.
Preferred Stock
Our Board of Directors has the authority to issue preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any series or the designation of such series, without further vote or action by the stockholders. The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of our Company without further action by the stockholders and may adversely affect the voting and other rights of the holders of common stock. We currently have no plans to issue any preferred stock.
Certain Amended and Restated Certificate of Incorporation and Bylaw Provisions
Requirements for Advance Notification of Stockholder Nominations and Proposals
Our Amended and Restated Bylaws establish advance notice procedures with respect to stockholder proposals and nomination of candidates for election as directors.
Limits on Written Consents
Any action required or permitted to be taken by the stockholders must be effected at a duly called annual or special meeting of stockholders and may not be effected by any consent in writing in lieu of a meeting of such stockholders, subject to the rights of the holders of any series of preferred stock.
Limits on Special Meetings
Special meetings of the stockholders may be called at any time only by (i) the Chair of the Board of Directors, (ii) the Chief Executive Officer, or (iii) our Board of Directors pursuant to a resolution adopted by the Board of Directors.

Choice of Forum
Our Amended and Restated Certificate of Incorporation provides that the Court of Chancery of the State of Delaware is the exclusive forum for the following types of actions or proceedings under Delaware statutory or common law: (i) any derivative action or proceeding brought on our behalf; (ii) any action asserting a breach of fiduciary duty; (iii) any action asserting a claim against us arising under the Delaware General Corporation Law (the “DGCL”); and (iv) any action asserting a claim against us that is governed by the internal affairs doctrine. The foregoing provision does not apply to claims under the Securities Act, the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or any claim for which the United States federal courts have exclusive jurisdiction. Our Amended and Restated Certificate of Incorporation further provides that the federal district courts of the United States will, to the fullest extent permitted by law, be the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act.
Our Amended and Restated Certificate of Incorporation also provides that any person or entity purchasing or otherwise acquiring or holding any interest in shares of our capital stock will be deemed to have notice of and to have consented to these choice of forum provisions. These exclusive forum provisions may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or our directors, officers or other employees, which may discourage lawsuits against us and our directors, officers, and other employees, although our stockholders will not be deemed to have waived our compliance with federal securities laws and the rules and regulations thereunder.
While Delaware courts have determined that choice of forum provisions are facially valid, it is possible that a court of law in another jurisdiction could rule that the choice of forum provisions to be contained in our Amended and Restated Certificate of Incorporation are inapplicable or unenforceable if they are challenged in a proceeding or otherwise. If a court were to find the choice of forum provision in our Amended and Restated Certificate of Incorporation to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions.
Amendments to our Governing Documents
Generally, the amendment of our Amended and Restated Certificate of Incorporation requires approval by our Board of Directors and the vote of holders of more than 66.67% of the votes entitled to be cast by the outstanding capital stock in the election of our Board of Directors. Any amendment to our Amended and Restated Bylaws requires the approval of either a majority of our Board of Directors or holders of more than 66.67% of the votes entitled to be cast by the outstanding capital stock in the election of our Board of Directors.
Board of Directors
Our Board of Directors consists of a single class of directors and directors will serve until a successor is duly elected and qualified or until a director’s earlier death, removal or resignation (other than directors that may be elected by holders of our preferred shares, if any).
Under Section 141 of the DGCL, directors may be removed with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors. Our Amended and Restated Certificate of Incorporation and our Amended and Restated Bylaws provide that any vacancy on our Board of Directors, including a vacancy resulting from an enlargement of our Board of Directors, may be filled by vote of a majority of our directors then in office. Our Amended and Restated Certificate of Incorporation provides that the authorized number of directors may be changed only by resolution of our Board of Directors.
Delaware Business Combination Statute
We have elected to be subject to Section 203 of the DGCL, which regulates corporate acquisitions. Section 203 prevents an “interested stockholder,” which is defined generally as a person owning 15% or more of a corporation’s voting stock, or any affiliate or associate of that person, from engaging in a broad range of “business combinations” with the corporation for the three years after becoming an interested stockholder unless:

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the board of directors of the corporation had previously approved either the business combination or the transaction that resulted in the stockholder’s becoming an interested stockholder;

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upon completion of the transaction that resulted in the stockholder’s becoming an interested stockholder, that person owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, other than statutorily excluded shares; or

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following the transaction in which that person became an interested stockholder, the business combination is approved by the board of directors of the corporation and holders of at least two-thirds of the outstanding voting stock not owned by the interested stockholder.

Under Section 203, the restrictions described above also do not apply to specific business combinations proposed by an interested stockholder following the announcement or notification of designated extraordinary transactions involving the corporation and a person who had not been an interested stockholder during the previous three years or who became an interested stockholder with the approval of a majority of the corporation’s directors, if such extraordinary transaction is approved or not opposed by a majority of the directors who were directors prior to any person becoming an interested stockholder during the previous three years or were recommended for election or elected to succeed such directors by a majority of such directors.
Section 203 may make it more difficult for a person who would be an interested stockholder to effect various business combinations with a corporation for a three-year period. Section 203 also may have the effect of preventing changes in our management and could make it more difficult to accomplish transactions which our stockholders may otherwise deem to be in their best interests.
Anti-Takeover Effects of Some Provisions
Some provisions of our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws could make the acquisition of control of us by means of a proxy contest or otherwise more difficult.
These provisions, as well as our ability to issue preferred stock, are designed to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our Board of Directors. We believe that the benefits of increased protection give us the potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us, and that the benefits of this increased protection outweigh the disadvantages of discouraging those proposals, because negotiation of those proposals could result in an improvement of their terms.
Listing
Our common stock is listed on the NYSE American under the symbol “IE” and on the TSX also under the symbol “IE.”
Transfer Agent and Registrar
The United States transfer agent and registrar for the common stock is Computershare Trust Company, N.A., located at 150 Royall Street, Canton, MA 02021 and the Canadian transfer agent and registrar for the common stock is Computershare Investor Services Inc. located at 510 Burrard Street, Vancouver, B.C. V6C 3B9.
DESCRIPTION OF PREFERRED STOCK
Should we offer to sell a particular series of preferred stock, we will describe the specific terms of the securities in a supplement to this prospectus. The preferred stock will be issued under a certificate of designations relating to each series of preferred stock and is also subject to our Amended and Restated Certificate of Incorporation.
Our Board of Directors has the authority to issue the preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any series or the designation of such series, without further vote or action by the stockholders.
All shares of preferred stock offered will be fully paid and non-assessable. Any shares of preferred stock that are issued will have priority over the common stock with respect to dividend or liquidation rights or both.
Our Board of Directors could create and issue a series of preferred stock with rights, privileges or restrictions which effectively discriminates against an existing or prospective holder of stock as a result of the holder beneficially owning or commencing a tender offer for a substantial amount of common stock. One of the effects of authorized but unissued and unreserved shares of capital stock may be to make it more difficult or discourage an attempt by a potential acquirer to obtain control of our company by means of a merger, tender offer, proxy contest or otherwise. The issuance of these shares of capital stock may defer or prevent a change in control of our company without any further shareholder action.
The transfer agent for each series of preferred stock will be described in the prospectus supplement.
DESCRIPTION OF DEBT SECURITIES
We may offer debt securities in one or more series which may be senior debt securities, senior subordinated debt securities or subordinated debt securities, and which may be convertible into another security.
The following description briefly sets forth certain general terms and provisions of the debt securities. The particular terms of the debt securities offered by any prospectus supplement and the extent, if any, to which the following general terms and provisions may apply to the debt securities, will be described in the applicable prospectus supplement. Our debt securities will be issued in one or more series under an indenture to be entered into between us and a trustee to be named in a prospectus supplement, as amended or supplemented from time to time. A form of the indenture is attached as an exhibit to the registration statement of which this prospectus forms a part. The terms of the debt securities will include those set forth in the indenture and those made a part of the indenture by the Trust Indenture Act of 1939 (“TIA”). You should read the summary below, any accompanying prospectus supplement and the provisions of the indenture in their entirety before investing in our debt securities.
The aggregate principal amount of debt securities that may be issued under the indenture is unlimited. The prospectus supplement relating to any series of debt securities that we may offer will contain the specific terms of the debt securities. These terms may include, among others, the following:
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the title of the series of debt securities;

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any limit upon the aggregate principal amount that may be issued;

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the maturity date or dates;

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the form of the debt securities of the series;

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whether or not the debt securities will be secured or unsecured, and the terms of any secured debt;

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whether the debt securities rank as senior debt, senior subordinated debt or subordinated debt, and the terms of any subordination;

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if the price (expressed as a percentage of the aggregate principal amount thereof) at which such debt securities will be issued is a price other than the principal amount thereof, the portion of the principal amount thereof payable upon declaration of acceleration of the maturity thereof, or if applicable, the portion of the principal amount of such debt securities that is convertible into another security or the method by which any such portion shall be determined;

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the interest rate or rates, which may be fixed or variable, or the method for determining the rate and the date interest will begin to accrue, the dates interest will be payable and the regular record dates for interest payment dates or the method for determining such dates;

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our right, if any, to defer payment of interest and the maximum length of any such deferral period;

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if applicable, the date or dates after which, or the period or periods during which, and the price or prices at which, we may, at our option, redeem the series of debt securities pursuant to any optional or provisional redemption provisions and the terms of those redemption provisions;

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the date or dates, if any, on which, and the price or prices at which we are obligated, pursuant to any mandatory sinking fund or analogous fund provisions or otherwise, to redeem, or at the holder’s option to purchase, the series of debt securities and the currency or currency unit in which the debt securities are payable;

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the denominations in which we will issue the series of debt securities, if other than denominations of $1,000 and any integral multiple thereof;

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any and all terms, if applicable, relating to any auction or remarketing of the debt securities of that series and any security for our obligations with respect to such debt securities and any other terms which may be advisable in connection with the marketing of debt securities of that series;

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whether the debt securities of the series shall be issued in whole or in part in the form of a global security or securities;

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the terms and conditions, if any, upon which such global security or securities may be exchanged in whole or in part for other individual securities, and the depositary for such global security or securities;

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if applicable, the provisions relating to conversion or exchange of any debt securities of the series and the terms and conditions upon which such debt securities will be so convertible or exchangeable, including the conversion or exchange price, as applicable, or how it will be calculated and may be adjusted, any mandatory or optional (at our option or the holders’ option) conversion or exchange features, the applicable conversion or exchange period and the manner of settlement for any conversion or exchange;

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if other than the full principal amount thereof, the portion of the principal amount of debt securities of the series which shall be payable upon declaration of acceleration of the maturity thereof;

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additions to or changes in the covenants applicable to the particular debt securities being issued, including, among others, the consolidation, merger or sale covenant;

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additions to or changes in the events of default with respect to the securities and any change in the right of the trustee or the holders to declare the principal, premium, if any, and interest, if any, with respect to such securities to be due and payable;

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additions to or changes in or deletions of the provisions relating to covenant defeasance and legal defeasance;

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additions to or changes in the provisions relating to satisfaction and discharge of the indenture;

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additions to or changes in the provisions relating to the modification of the indenture both with and without the consent of holders of debt securities issued under the indenture;

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the currency of payment of debt securities if other than U.S. dollars and the manner of determining the equivalent amount in U.S. dollars;

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whether interest will be payable in cash or additional debt securities at our or the holders’ option and the terms and conditions upon which the election may be made;

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the terms and conditions, if any, upon which we will pay amounts in addition to the stated interest, premium, if any and principal amounts of the debt securities of the series to any holder that is not a “United States person” for federal tax purposes;

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any restrictions on transfer, sale or assignment of the debt securities of the series; and

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any other specific terms, preferences, rights or limitations of, or restrictions on, the debt securities, any other additions or changes in the provisions of the indenture, and any terms that may be required by us or advisable under applicable laws or regulations.

General
We may sell the debt securities, including original issue discount securities, at par or at a substantial discount below their stated principal amount. Unless we inform you otherwise in a prospectus supplement, we may issue additional debt securities of a particular series without the consent of the holders of the debt securities of such series or any other series outstanding at the time of issuance. Any such additional debt securities, together with all other outstanding debt securities of that series, will constitute a single series of securities under the indenture.
We will describe in the applicable prospectus supplement any other special considerations for any debt securities we sell which are denominated in a currency or currency unit other than U.S. dollars. In addition, debt securities may be issued where the amount of principal and/or interest payable is determined by reference to one or more currency exchange rates, commodity prices, equity indices or other factors. Holders of such securities may receive a principal amount or a payment of interest that is greater than or less than the amount of principal or interest otherwise payable on such dates, depending upon the value of the applicable currencies, commodities, equity indices or other factors. Information as to the methods for determining the amount of principal or interest, if any, payable on any date, the currencies, commodities, equity indices or other factors to which the amount payable on such date is linked will be described in an accompanying prospectus supplement.
United States federal income tax consequences and special considerations, if any, applicable to any such series will be described in the applicable prospectus supplement. Unless we inform you otherwise in the applicable prospectus supplement, the debt securities will not be listed on any securities exchange.
We expect most debt securities to be issued in fully registered form without coupons and in denominations of $2,000 and any integral multiples of $1,000 in excess thereof. Subject to the limitations provided in the indenture and in the prospectus supplement, debt securities that are issued in registered form may be transferred or exchanged at the designated corporate trust office of the trustee, without the payment of any service charge, other than any tax or other governmental charge payable in connection therewith.
Governing Law
The indenture and the debt securities shall be construed in accordance with and governed by the laws of the State of New York, without regard to conflicts of laws principles thereof.
DESCRIPTION OF WARRANTS
We may issue warrants to purchase our debt or equity securities or securities of third parties or other rights, including rights to receive payment in cash or securities based on the value, rate or price of one or more specified commodities, currencies, securities or indices, or any combination of the foregoing. Warrants may be issued independently or together with any other securities and may be attached to, or separate from, such securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a warrant agent. The terms of any warrants to be issued and a description of the material provisions of the applicable warrant agreement will be set forth in the applicable prospectus supplement.
The applicable prospectus supplement will describe the following terms of any warrants in respect of which this prospectus is being delivered:
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the title of such warrants;

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the aggregate number of such warrants;

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the price or prices at which such warrants will be issued;

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the currency or currencies in which the price of such warrants will be payable;

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the securities or other rights, including rights to receive payment in cash or securities based on the value, rate or price of one or more specified commodities, currencies, securities or indices, or any combination of the foregoing, purchasable upon exercise of such warrants;

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the price at which and the currency or currencies in which the securities or other rights purchasable upon exercise of such warrants may be purchased;

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the date on which the right to exercise such warrants shall commence and the date on which such right shall expire;

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if applicable, the minimum or maximum amount of such warrants which may be exercised at any one time;

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if applicable, the designation and terms of the securities with which such warrants are issued and the number of such warrants issued with each such security;

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if applicable, the date on and after which such warrants and the related securities will be separately transferable;

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information with respect to book-entry procedures, if any;

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if applicable, a discussion of any material United States Federal income tax considerations; and

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any other terms of such warrants, including terms, procedures and limitations relating to the exchange and exercise of such warrants.

DESCRIPTION OF SUBSCRIPTION RIGHTS
We may issue subscription rights to purchase our securities. The subscription rights may be issued independently or together with any other securities, may be attached to, or separate from, such securities and may or may not be transferable by the shareholder receiving the subscription rights. In connection with any offering of subscription rights, we may enter into a standby arrangement with one or more underwriters or other purchasers pursuant to which the underwriters or other purchasers may be required to purchase any unsubscribed securities after such offering. The terms of any subscription rights being offered will be set forth in the applicable prospectus supplement.
The applicable prospectus supplement will set forth the following terms of the subscription rights in respect of which this prospectus is delivered:
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the exercise price;

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the aggregate number of rights to be issued;

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the type and number of securities purchasable upon exercise of each right;

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the procedures and limitations relating to the exercise of the rights;

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the date upon which the exercise of rights will commence;

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the record date, if any, to determine which security holders are entitled to the rights;

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the expiration date;

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the extent to which the rights are transferable;

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information regarding the trading of rights, including the stock exchanges, if any, on which the rights will be listed;

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the extent to which the subscription rights may include an over-subscription privilege with respect to unsubscribed securities;

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if appropriate, a discussion of material U.S. federal income tax considerations;

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if applicable, the material terms of any standby underwriting or purchase arrangement entered into by us in connection with the offering of the rights; and

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any other material terms of the rights.

If fewer than all of the subscription rights issued in any rights offering are exercised, we may offer any unsubscribed securities directly to persons other than security holders, to or through agents, underwriters or dealers or through a combination of such methods, including pursuant to standby arrangements, as described in the applicable prospectus supplement.
DESCRIPTION OF UNITS
We may issue units consisting of one or more warrants, debt securities, shares of preferred stock, shares of common stock or any combination of such securities. The terms of any units being offered will be set forth in the applicable prospectus supplement.

The applicable prospectus supplement will set forth the following terms of the units in respect of which this prospectus is delivered:
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the terms of the units and of the warrants, debt securities and common stock comprising the units, including whether and under what circumstances the securities comprising the units may be traded separately;

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a description of the terms of any unit agreement governing the units; and

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a description of the provisions for the payment, settlement, transfer or exchange of the units.

FORM OF SECURITIES
Each debt security, warrant and unit will be represented either by a certificate issued in definitive form to a particular investor or by one or more global securities representing the entire issuance of securities. Certificated securities in definitive form and global securities will be issued in registered form. Definitive securities name you or your nominee as the owner of the security, and in order to transfer or exchange these securities or to receive payments other than interest or other interim payments, you or your nominee must physically deliver the securities to the trustee, registrar, paying agent or other agent, as applicable. Global securities name a depositary or its nominee as the owner of the debt securities, warrants or units represented by these global securities. The depositary maintains a computerized system that will reflect each investor’s beneficial ownership of the securities through an account maintained by the investor with its broker/dealer, bank, trust company or other representative, as we explain more fully below.
Global Securities
We may issue the registered debt securities, warrants and units in the form of one or more fully registered global securities, including in the form of a direct registration, that will be deposited with a depositary or its nominee identified in the applicable prospectus supplement and registered in the name of that depositary or nominee. In those cases, one or more registered global securities will be issued in a denomination or aggregate denominations equal to the portion of the aggregate principal or face amount of the securities to be represented by registered global securities. Unless and until it is exchanged in whole for securities in definitive registered form, a registered global security may not be transferred except as a whole by and among the depositary for the registered global security, the nominees of the depositary or any successors of the depositary or those nominees.
If not described below, any specific terms of the depositary arrangement with respect to any securities to be represented by a registered global security will be described in the prospectus supplement relating to those securities. We anticipate that the following provisions will apply to all depositary arrangements.
Ownership of beneficial interests in a registered global security will be limited to persons, called participants, that have accounts with the depositary or persons that may hold interests through participants. Upon the issuance of a registered global security, the depositary will credit, on its book-entry registration and transfer system, the participants’ accounts with the respective principal or face amounts of the securities beneficially owned by the participants. Any dealers, underwriters or agents participating in the distribution of the securities will designate the accounts to be credited. Ownership of beneficial interests in a registered global security will be shown on, and the transfer of ownership interests will be effected only through, records maintained by the depositary, with respect to interests of participants, and on the records of participants, with respect to interests of persons holding through participants. The laws of some states may require that some purchasers of securities take physical delivery of these securities in definitive form. These laws may impair your ability to own, transfer or pledge beneficial interests in registered global securities.
So long as the depositary, or its nominee, is the registered owner of a registered global security, that depositary or its nominee, as the case may be, will be considered the sole owner or holder of the securities represented by the registered global security for all purposes under the applicable indenture, warrant agreement, unit agreement or other instrument governing such securities. Except as described below, owners of beneficial interests in a registered global security will not be entitled to have the securities represented by the registered global security registered in their names, will not receive or be entitled to receive physical delivery of the securities in definitive form and will not be considered the owners or holders of the securities under the applicable indenture, warrant agreement, unit agreement or other instrument governing such securities. Accordingly, each person owning a beneficial interest in a registered global security must rely on the procedures of the depositary for that registered global security and, if that person is not a participant, on the procedures of the participant through which the person owns its interest, to exercise any rights of a holder under the applicable indenture, warrant agreement, unit agreement or other instrument governing such securities. We understand that under existing industry practices, if we request any action of holders or if an owner of a beneficial interest in a registered global security desires to give or take any action that a holder is entitled to give or take under the applicable indenture, warrant agreement, unit agreement or other instrument governing such securities, the depositary for the registered global security would authorize the participants holding the relevant beneficial interests to give or take that action, and the participants would authorize beneficial owners owning through them to give or take that action or would otherwise act upon the instructions of beneficial owners holding through them.
Principal, premium, if any, and interest payments on debt securities, and any payments to holders with respect to warrants, units or other instrument governing such securities, represented by a registered global security registered in the name of a depositary or its nominee will be made to the depositary or its nominee, as the case may be, as the registered owner of the registered global security. None of Ivanhoe, the trustees, the warrant agents, the unit agents or any other agent of Ivanhoe, agent of the trustees or agent of the warrant agents or unit agents will have any responsibility or liability for any aspect of the records relating to payments made on account of beneficial ownership interests in the registered global security or for maintaining, supervising or reviewing any records relating to those beneficial ownership interests.
We expect that the depositary for any of the securities represented by a registered global security, upon receipt of any payment of principal, premium, interest or other distribution of underlying securities or other property to holders on that registered global security, will immediately credit participants’ accounts in amounts proportionate to their respective beneficial interests in that registered global security as shown on the records of the depositary. We also expect that payments by participants to owners of beneficial interests in a registered global security held through participants will be governed by standing customer instructions and customary practices, as is now the case with the securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of those participants.
If the depositary for any of these securities represented by a registered global security is at any time unwilling or unable to continue as depositary or ceases to be a clearing agency registered under the Exchange Act, and a successor depositary registered as a clearing agency under the Exchange Act is not appointed by us within 90 days, we will issue securities in definitive form in exchange for the registered global security that had been held by the depositary. Any securities issued in definitive form in exchange for a registered global security will be registered in the name or names that the depositary gives to the relevant trustee, warrant agent, unit agent or other relevant agent of ours or theirs. It is expected that the depositary’s instructions will be based upon directions received by the depositary from participants with respect to ownership of beneficial interests in the registered global security that had been held by the depositary.
PLAN OF DISTRIBUTION
We may sell the securities offered by this prospectus from time to time in one or more transactions, including, without limitation:
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directly to purchasers;

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through agents;

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to or through underwriters or dealers; or

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through a combination of these methods.

A distribution of the securities offered by this prospectus may also be effected through the issuance of derivative securities, including, without limitation, warrants, convertible securities, forward delivery contracts and the writing of options.
In addition, the manner in which we may sell some or all of the securities covered by this prospectus includes, without limitation, through:

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a block trade in which a broker-dealer will attempt to sell as agent, but may position or resell a portion of the block, as principal, in order to facilitate the transaction;

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purchases by a broker-dealer, as principal, and resale by the broker-dealer for its account;

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ordinary brokerage transactions and transactions in which a broker solicits purchasers; or

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privately negotiated transactions.

We may also enter into hedging transactions. For example, we may:
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enter into transactions with a broker-dealer or affiliate thereof in connection with which such broker-dealer or affiliate will engage in short sales of securities pursuant to this prospectus, in which case such broker-dealer or affiliate may use common stock received from us to close out its short positions;

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sell securities short and redeliver such securities to close out our short positions; or

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enter into option or other types of transactions that require us to deliver common stock to a broker-dealer or an affiliate thereof, who will then resell or transfer the common stock under this prospectus.

In addition, we may enter into derivative or hedging transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. In connection with such a transaction, the third parties may sell securities covered by and pursuant to this prospectus and an applicable prospectus supplement or pricing supplement, as the case may be. If so, the third party may use securities borrowed from us or others to settle such sales and may use securities received from us to close out any related short positions.
A prospectus supplement with respect to each series of securities will state the terms of the offering of the securities, including:
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the name or names of any underwriters or agents and the amounts of securities underwritten or purchased by each of them, if any;

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the public offering price or purchase price of the securities and the proceeds to be received by us from the sale;

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any delayed delivery arrangements;

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any underwriting discounts or agency fees and other items constituting underwriters’ or agents’ compensation;

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any discounts or concessions allowed or reallowed or paid to dealers; and

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any securities exchange on which the securities may be listed.

The offer and sale of the securities described in this prospectus by us, the underwriters or the third parties described above may be effected from time to time in one or more transactions, including privately negotiated transactions, either:
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at a fixed price or prices, which may be changed;

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at market prices prevailing at the time of sale;

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at prices related to the prevailing market prices; or

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at negotiated prices.

General
Any public offering price and any discounts, commissions, concessions or other items constituting compensation allowed or reallowed or paid to underwriters, dealers, agents or remarketing firms may be changed from time to time. Underwriters, dealers, agents and remarketing firms that participate in the distribution of the offered securities may be “underwriters” as defined in the Securities Act. Any discounts or commissions they receive from us and any profits they receive on the resale of the offered securities may be treated as underwriting discounts and commissions under the Securities Act. We will identify any underwriters, agents or dealers and describe their commissions, fees or discounts in the applicable prospectus supplement.
At-the-Market Offerings
If we reach an agreement with an underwriter on a placement, including the number of shares of common stock to be offered in the placement and any minimum price below which sales may not be made, such underwriter would agree to use its commercially reasonable efforts, consistent with its normal trading and sales practices, to try to sell such shares on such terms. Underwriters could make sales in privately negotiated transactions and/or any other method permitted by law, including sales deemed to be an “at-the-market” offering as defined in Rule 415 promulgated under the Securities Act, sales made directly on the NYSE American, the existing trading market for our common stock, or sales made to or through a market maker other than on an exchange. The name of any such underwriter or agent involved in the offer and sale of our common stock, the amounts underwritten, and the nature of its obligations to take our common stock will be described in the applicable prospectus supplement.
Underwriters and Agents
If underwriters are used in a sale, they will acquire the offered securities for their own account. The underwriters may resell the offered securities in one or more transactions, including negotiated transactions.
These sales may be made at a fixed public offering price or prices, which may be changed, at market prices prevailing at the time of the sale, at prices related to such prevailing market price or at negotiated prices. We may offer the securities to the public through an underwriting syndicate or through a single underwriter. The underwriters in any particular offering will be identified in the applicable prospectus supplement or pricing supplement, as the case may be.
Unless otherwise specified in connection with any particular offering of securities, the obligations of the underwriters to purchase the offered securities will be subject to certain conditions contained in an underwriting agreement that we will enter into with the underwriters at the time of the sale to them. The underwriters will be obligated to purchase all of the securities of the series offered if any of the securities are purchased, unless otherwise specified in connection with any particular offering of securities. Any initial offering price and any discounts or concessions allowed, reallowed or paid to dealers may be changed from time to time.
We may designate agents to sell the offered securities. Unless otherwise specified in connection with any particular offering of securities, the agents will agree to use their best efforts to solicit purchases for the period of their appointment. We may also sell the offered securities to one or more remarketing firms, acting as principals for their own accounts or as agents for us. These firms will remarket the offered securities upon purchasing them in accordance with a redemption or repayment pursuant to the terms of the offered securities. A prospectus supplement or pricing supplement, as the case may be, will identify any remarketing firm and will describe the terms of its agreement, if any, with us and its compensation.
In connection with offerings made through underwriters or agents, we may enter into agreements with such underwriters or agents pursuant to which we receive our outstanding securities in consideration for the securities being offered to the public for cash. In connection with these arrangements, the underwriters or agents may also sell securities covered by this prospectus to hedge their positions in these outstanding securities, including in short sale transactions. If so, the underwriters or agents may use the securities received from us under these arrangements to close out any related open borrowings of securities.
Dealers
We may sell the offered securities to dealers as principals. We may negotiate and pay dealers’ commissions, discounts or concessions for their services. The dealer may then resell such securities to the public either at varying prices to be determined by the dealer or at a fixed offering price agreed to with us at the time of resale. Dealers engaged by us may allow other dealers to participate in resales.

Direct Sales
We may choose to sell the offered securities directly. In this case, no underwriters or agents would be involved.
Institutional Purchasers
We may authorize agents, dealers or underwriters to solicit certain institutional investors to purchase offered securities on a delayed delivery basis pursuant to delayed delivery contracts providing for payment and delivery on a specified future date. The applicable prospectus supplement will provide the details of any such arrangement, including the offering price and commissions payable on the solicitations.
We will enter into such delayed contracts only with institutional purchasers that we approve. These institutions may include commercial and savings banks, insurance companies, pension funds, investment companies and educational and charitable institutions.
Indemnification; Other Relationships
We may have agreements with agents, underwriters, dealers and remarketing firms to indemnify them against certain civil liabilities, including liabilities under the Securities Act. Agents, underwriters, dealers and remarketing firms, and their affiliates, may engage in transactions with, or perform services for, us in the ordinary course of business. This includes commercial banking and investment banking transactions.
LEGAL MATTERS
The validity of the securities covered by this prospectus will be passed on for us Dorsey & Whitney LLP, Seattle, WA.
INTERESTS OF EXPERTS
Certain of the qualified persons named in this prospectus or in the documents incorporated by reference herein are or have previously been directors, officers or employees of us or our subsidiaries, and have or may acquire an interest in us or our subsidiaries by virtue of such positions, through awards under our respective compensation plans or by otherwise holding a direct or indirect interest in us or our subsidiaries, including the following:
•
Glen Kuntz is an employee and one of our executive officers. As of the date of this prospectus, he holds certain shares and options to acquire common stock aggregating less than 1% of our outstanding shares of common stock.

WHERE YOU CAN FIND MORE INFORMATION
We file annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC maintains a website at www.sec.gov that contains reports, proxy and information statements and other information we have filed electronically with the SEC.
The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and all documents we file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the date of this prospectus and prior to the termination of the offering under this prospectus and any prospectus supplement (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules):
(a)
our Annual Report on Form 10-K for the year ended December 31, 2022;

(b)
our Definitive Proxy Statement on Schedule 14A filed with the SEC on April 28, 2023;

(c)
our Quarterly Report on Form 10-Q for the quarter ended March 31, 2023;

(d)
our Current Reports on Form 8-K filed on January 11, 2023, February 14, 2023, March 17, 2023, May 11, 2023, May 15, 2023, May 24, 2023, June 8, 2023 and July 6, 2023 in each case, to the extent filed pursuant to Section 13(a) or 15(d) of the Exchange Act; and

(e)
the description of our common stock which is contained in a registration statement on Form 8-A filed on June 27, 2022 (File No. 001-41436) under the Exchange Act, including any amendment or report filed for the purpose of updating such description.

Any statement contained in this prospectus or in any document incorporated or deemed to be incorporated by reference into this prospectus will be deemed modified or superseded for the purposes of this prospectus to the extent that a statement contained in this prospectus or any subsequently filed document which also is, or is deemed to be, incorporated by reference into this prospectus modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.
You can obtain any of the filings incorporated by reference in this prospectus through us or from the SEC through the SEC’s website at www.sec.gov. Our filings with the SEC, including our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and exhibits incorporated in and amendments to those reports, are also available free of charge on our website (www.ivanhoeelectric.com) as soon as reasonably practicable after they are filed with, or furnished to, the SEC. Information on, or accessible through, our website is not part of this prospectus, nor is such content incorporated by reference herein, and should not be relied upon in determining whether to make an investment in our securities. You can obtain any of the documents incorporated by reference into this prospectus from us without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference into those documents. You can obtain documents incorporated by reference into this prospectus by requesting them in writing or by telephone from us at the following address:
Investor Relations
Ivanhoe Electric Inc.
606-999 Canada Place
Vancouver, BC V6C 3E1
(604) 689-8765

$125,000,000
IVANHOE ELECTRIC INC.
Common Stock
PROSPECTUS SUPPLEMENT
BMO Capital Markets J.P. Morgan National Bank of Canada Capital Markets
           , 2025.